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                                   EXHIBIT 2.1

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                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                       INVERNESS MEDICAL TECHNOLOGY, INC.,

                              LXN ACQUISITION CORP.

                                       AND

                                 LXN CORPORATION






                          DATED AS OF FEBRUARY 15, 2001


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                                TABLE OF CONTENTS

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ARTICLE I - THE MERGER............................................................................................ 2
         1.1.     The Merger...................................................................................... 2
         1.2.     Effective Time.................................................................................. 2
         1.3.     Effect of the Merger............................................................................ 2
         1.4.     Closing......................................................................................... 2
         1.5.     Escrow.......................................................................................... 3
         1.6.     Reservation of Right to Revise Transaction...................................................... 3

ARTICLE II - DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.................................................. 4
         2.1.     Directors of the Surviving Corporation.......................................................... 4
         2.2.     Officers of the Surviving Corporation........................................................... 4
         2.3.     Resignations.................................................................................... 4

ARTICLE III - EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS........................... 4
         3.1.     Effect on Capital Stock......................................................................... 4
         3.2.     Appraisal Rights................................................................................ 7
         3.3.     [Intentionally omitted]......................................................................... 8
         3.4.     Indemnification Representative.................................................................. 8
         3.5.     Maximum Consideration........................................................................... 9

ARTICLE IV - PAYMENT OF SHARES....................................................................................10
         4.1.     Payment for Shares of Company Common Stock......................................................10

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................................12
         5.1.     Existence; Good Standing; Authority.............................................................12
         5.2.     Authorization, Validity and Effect of Agreements................................................12
         5.3.     Capitalization..................................................................................13
         5.4.     Subsidiaries....................................................................................15
         5.5.     Other Interests.................................................................................15
         5.6.     No Violation; Consents..........................................................................15
         5.7.     Financial Statements............................................................................16
         5.8.     Litigation......................................................................................16
         5.9.     Absence of Certain Changes......................................................................16
         5.10.    Undisclosed Liabilities.........................................................................18
         5.11.    Tax Matters.....................................................................................18
         5.12.    Books and Records...............................................................................19
         5.13.    Real Property...................................................................................20
         5.14.    Intellectual Property...........................................................................20
         5.15.    Environmental Matters...........................................................................24

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                                      (i)

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         5.16.    Compliance with Applicable Law..................................................................25
         5.17.    Material Contracts..............................................................................25
         5.18.    Regulatory Matters..............................................................................28
         5.19.    Employee Benefit Program........................................................................29
         5.20.    Labor Relations and Employment..................................................................31
         5.21.    Vote Required...................................................................................33
         5.22.    No Brokers......................................................................................33
         5.23.    Sufficiency and Title to the Assets.............................................................33
         5.24.    Insurance.......................................................................................33
         5.25.    [Intentionally omitted].........................................................................34
         5.26.    Accounts Receivable and Inventory...............................................................34
         5.27.    Powers of Attorney..............................................................................34
         5.28.    Warranties......................................................................................34
         5.29.    Customers, Distributors and Suppliers...........................................................34
         5.30.    Transactions with Affiliates....................................................................35
         5.31.    SEC Documents...................................................................................35

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF PARENT.............................................................35
         6.1.     Existence; Good Standing; Authority.............................................................35
         6.2.     Authorization, Validity and Effect of Agreements................................................36
         6.3.     Capitalization..................................................................................36
         6.4.     No Violation; Consents..........................................................................36
         6.5.     SEC Documents; Absence of Certain Changes.......................................................37
         6.6.     No Brokers......................................................................................37
         6.7.     Litigation......................................................................................38
         6.8.     Compliance with Applicable Law..................................................................38

ARTICLE VII - COVENANTS...........................................................................................38
         7.1.     No Solicitations................................................................................38
         7.2.     Conduct of Businesses...........................................................................39
         7.3.     Meeting of Stockholders.........................................................................42
         7.4.     Other Filings...................................................................................43
         7.5.     Additional Agreements...........................................................................43
         7.6.     Closing Efforts.................................................................................43
         7.7.     Governmental and Third-Party Notices and Consents...............................................44
         7.8.     Expenses........................................................................................44
         7.9.     [Intentionally omitted].........................................................................44
         7.10.    Access to Information; Confidentiality..........................................................45
         7.11.    Publicity.......................................................................................45
         7.12.    Advice of Changes...............................................................................45
         7.13.    Restricted Securities...........................................................................46
         7.14.    Commercially Reasonable Efforts.................................................................47
         7.15.    Releases........................................................................................47
         7.16.    Net Operating Losses............................................................................47
         7.17.    [Intentionally omitted].........................................................................48
         7.18.    Registration Rights.............................................................................48

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                                      (ii)

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         7.19.    Payment of Transaction Expenses.................................................................50
         7.20.    Payment of Employee Bonuses.....................................................................50
         7.21.    Employee Benefits...............................................................................51
         7.22.    Director and Officer Matters....................................................................51
         7.23.    Company Stock Option Plans......................................................................51

ARTICLE VIII - CONDITIONS TO THE MERGER...........................................................................52
         8.1.     Conditions to the Obligations of Each Party to Effect the Acquisition...........................52
         8.2.     Conditions to Obligations of the Company........................................................52
         8.3.     Conditions to Obligations of Parent.............................................................53

ARTICLE IX - INDEMNIFICATION......................................................................................55
         9.1.     Indemnification by the Company..................................................................55
         9.2.     Indemnification by Parent.......................................................................56
         9.3.     Indemnification Claims..........................................................................57
         9.4.     Survival of Representations and Warranties......................................................59
         9.5.     Limitation......................................................................................60
         9.6.     Remedies........................................................................................60
         9.7.     No Indemnification by or Contribution From Surviving Corporation................................61

ARTICLE X - TERMINATION, AMENDMENT AND WAIVER.....................................................................61
         10.1.    Termination.....................................................................................61
         10.2.    Effect of Termination...........................................................................62
         10.3.    Amendment.......................................................................................62
         10.4.    Extension; Waiver...............................................................................62

ARTICLE XI - GENERAL PROVISIONS...................................................................................62
         11.1.    Notices.........................................................................................62
         11.2.    Interpretation..................................................................................63
         11.3.    Miscellaneous...................................................................................63
         11.4.    Assignment......................................................................................64
         11.5.    Severability....................................................................................64
         11.6.    Choice of Law; Consent to Jurisdiction..........................................................64
         11.7.    Incorporation...................................................................................64
         11.8.    Publicity.......................................................................................64
         11.9.    Third Party Beneficiaries.......................................................................65

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                                     (iii)

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                           COMPANY DISCLOSURE SCHEDULE


SECTION               TITLE

5.1                   Existence; Good Standing; Authority
5.3                   Capitalization
5.5                   Other Interests
5.6                   No Violation; Consents
5.8                   Litigation
5.9                   Absence of Certain Changes
5.10                  Undisclosed Liabilities
5.11                  Taxes
5.12A                 Personal Property
5.13                  Real Property
5.14                  Intellectual Property
5.15                  Environmental Matters
5.16                  Compliance with Applicable Law
5.17                  Material Contracts
5.18                  Regulatory Matters
5.19                  Employee Benefit Programs
5.20                  Labor Matters
5.24                  Insurance
5.25                  Voting Agreement
5.26                  Accounts Receivable and Inventory
5.28                  Warranties
5.29                  Customers, Distributors and Suppliers
5.30                  Transactions with Affiliates
7.2                   Conduct by the Company
7.15                  Releases


                           PARENT DISCLOSURE SCHEDULE


SECTION               TITLE

6.4                   No Violation; Consents
6.7                   Litigation
6.8                   Compliance with Applicable Law


                                    EXHIBITS


Exhibit A             Escrow Agreement
Exhibit B             Form of Company Stockholder Representation Letter
Exhibit C             Form of Release of Capital Stock Holders
Exhibit D             Form of Release of Capital Stock Equivalent Holders
Exhibit E             Form of Opinion of Parent Counsel
Exhibit F             Form of Opinion of Company Counsel
Exhibit G             Form of Selling Shareholder Registration Rights Agreement


                                      (iv)

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                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT and PLAN OF MERGER (the "AGREEMENT"), dated as of February 15, 2001, by and among INVERNESS MEDICAL TECHNOLOGY, INC., a Delaware corporation ("PARENT"), LXN ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER CO."), and LXN CORPORATION, a Delaware corporation (the "COMPANY").

                                    RECITALS


         WHEREAS, the respective Boards of Directors of Parent, Merger Co. and the Company have approved the merger of Merger Co. with and into the Company (the "MERGER") in accordance with the Delaware General Corporation Law (the "DGCL") and subject to the terms and conditions set forth in this Agreement, holders of shares of common stock of the Company (the "COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.2 hereof) and holders of the Company Series Preferred Stock (as defined in Section 3.1(d)(iv) hereof) (collectively with the Company Common Stock, the "COMPANY CAPITAL STOCK") will be entitled, subject to the terms and conditions hereof, to the right to receive an aggregate of 1,000,000 shares of common stock, par value $.001 per share, of Parent (the "PARENT COMMON STOCK") (such shares of Parent Common Stock (as reduced pursuant to Section 7.8 hereof) being paid as consideration shall be referred to as the "MERGER CONSIDERATION"); provided, however, that twenty percent (20%) of the shares of common stock of the Parent to be paid as Merger Consideration will be set aside and deposited in escrow as described in Section 1.5 hereof for the purpose of providing the indemnification as and to the extent set forth in this Agreement (the "ESCROW SHARES");

         WHEREAS, the Board of Directors of the Company (the "COMPANY BOARD") has, in light of and subject to the terms and conditions set forth herein, (i) determined that (A) the consideration to be paid in the Merger is fair to the holders of the Company Capital Stock (the "COMPANY STOCKHOLDERS"), and (B) the Merger is in the best interests of the Company and the Company Stockholders, and
(ii) approved and adopted this Agreement and the transactions contemplated or required by this Agreement (collectively, the "TRANSACTIONS"), and has recommended approval and adoption by the Company Stockholders of this Agreement and the Transactions;

         WHEREAS, as a condition to the willingness of Parent and Merger Co. to enter into this Agreement, Company Stockholders who, in the aggregate, hold sufficient shares of the Company Capital Stock to approve and adopt this Agreement and the Merger (including any necessary class or series vote) (the "VOTING AGREEMENT STOCKHOLDERS"), have entered into a voting agreement, dated as of the date hereof, with Parent and Merger Co. (the "VOTING AGREEMENT"), pursuant to which each Voting Agreement Stockholder has agreed, among other things, to vote such Voting Agreement Stockholder's shares of Company Capital Stock in favor of the approval of this Agreement and the Merger, upon the terms and subject to the conditions set forth in the Voting Agreement;

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         WHEREAS, the parties intend that the Merger be a tax free
reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"); and that this Agreement constitute a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and -3(a); and

         WHEREAS, Parent, Merger Co. and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions, and also to prescribe various conditions to the Transactions.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Parent, Merger Co. and the Company hereby agree as follows:


                             ARTICLE I - THE MERGER

         1.1. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and Merger Co. shall consummate the Merger pursuant to which (a) Merger Co. shall be merged with and into the Company and the separate corporate existence of Merger Co. shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING Corporation") and shall continue to be governed by the laws of the State of Delaware and the DGCL, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Except as otherwise provided in the Certificate of Merger, (as defined in Section 1.2 hereof) the Certificate of Incorporation of the Company (the "COMPANY CHARTER"), as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law. Except as otherwise provided in the Certificate of Merger, the Bylaws of the Company (the "COMPANY BYLAWS"), as in effect at the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

         1.2. EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable (and in any event, as set forth in Section 1.4 hereof, within two (2) business days) after all of the conditions set forth in Article VIII of this Agreement shall have been satisfied or, if permissible, waived, the parties will file a certificate of merger (the "CERTIFICATE OF MERGER") executed in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL in order to effect the Merger. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as Merger Co. and the Company agree and specify in the Certificate of Merger (the time the Merger becomes effective being herein referred to as the "EFFECTIVE TIME").

         1.3. EFFECT OF THE MERGER. The Merger shall have the effects specified in Section 259 of the DGCL.

         1.4. CLOSING. The closing of the transactions contemplated hereby (the "CLOSING") shall take place at such time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver by the appropriate party of all of the conditions set forth in Article VIII hereof (the "CLOSING DATE"), at the offices of Goodwin Procter

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LLP, Exchange Place, Boston, Massachusetts 02109, unless another date or place is agreed to by the parties hereto.

         1.5. ESCROW.

              (a) On the Closing Date, the Parent shall deliver to the Escrow Agent (as defined in the Escrow Agreement attached as EXHIBIT A hereto) a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares for the purpose of satisfying the indemnification obligations set forth in Article IX of this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

              (b) The adoption and approval of this Agreement and the Transactions by the Company Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow and the appointment of the Indemnification Representative (as defined in the Escrow Agreement and as designated in Section 3.4(a) hereof). The Company agrees to describe and disclose the arrangements contemplated by this Section 1.5 as required under applicable law to the Company Stockholders in connection with the pursuit of such Stockholders' approval and adoption of this Agreement and the Merger.

         1.6. RESERVATION OF RIGHT TO REVISE TRANSACTION. Notwithstanding anything to the contrary contained in this Agreement and subject to the last sentence of this Section 1.6, Parent and Merger Co. may, in their sole discretion, at any time prior to the Closing Date, revise the method of effecting the acquisition of the Company; PROVIDED, HOWEVER, that (i) any breach of this Agreement and any inability of the Company to satisfy any condition to the Transactions set forth in Section 8.3 of this Agreement arising solely as a result of such revised method of effecting the Merger shall not be deemed a breach of this Agreement or a failure of such condition to the consummation of the Merger, and (ii) such revised method of effecting the acquisition of the Company shall not (x) alter the aggregate value of the Merger Consideration, at the Closing Date, to be received by the Company Stockholders (taking into account the anticipated tax impact on such Closing Date of any change in the method of effecting the acquisition of the Company on the Company or the Company Stockholders and the economic impact (including timing considerations with respect to the consummation of such alternative transaction) of the change in the structure of the transaction), (y) cause the Company to incur additional costs, unless the Parent agrees to pay for such additional costs or (z) expose the Company to additional liability arising as a result of such revised method, unless the Parent agrees to indemnify the Company against such liabilities. The parties hereto agree that they will execute such agreements and documents and such amendments to this Agreement and any related documents as shall be appropriate in order to reflect such revised structure. In the event that Parent and Merger Co. wish to revise the method of effecting the acquisition of the Company, the Parent shall provide to the Company written notice (the "CHANGE NOTICE") of such intent no less than ten (10) business days prior to the taking of such action or the closing of any transaction under this Agreement. The Change Notice shall set forth the terms of the proposed revision in transaction structure in such detail that the Company may determine whether the

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conditions set forth in subclauses (x), (y) and (z) of this Section 1.6 have been satisfied. If such revised transaction structure does not satisfy such subclauses referred to in the prior sentence, the Company shall have five (5) business days after receipt of the Change Notice to deliver to the Parent written notice that the proposed revision in transaction structure is not acceptable to the Company; otherwise, the structure of the transaction will be revised to be consistent with the proposed revised transaction.


        ARTICLE II - DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

         2.1. DIRECTORS OF THE SURVIVING CORPORATION. The directors of Merger Co. immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

         2.2. OFFICERS OF THE SURVIVING CORPORATION. The officers of Merger Co. immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time.

         2.3. RESIGNATIONS. The Company will deliver to Parent, on the Closing Date, resignations from each officer (as to his or her position as an officer of the Company, but not as to his or her employment by the Company) and director of the Company, which resignation shall not release the Company's obligation to its Chief Executive Officer under that certain Executive Severance Benefits Agreement as set forth in Section 5.17 of the Company Disclosure Schedule.

         ARTICLE III - EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                            CONSTITUENT CORPORATIONS

         3.1. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of any Company Stockholder or any holder of any shares of capital stock of Merger Co.:

              (a) Each issued and outstanding share of Company Capital Stock held by the Company as a treasury share and each issued and outstanding share of Company Capital Stock owned by Parent, Merger Co. or any other direct or indirect Subsidiary (as defined in Section 11.2 hereof) of Parent immediately prior to the Effective Time, shall be canceled and retired and cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto.

              (b) Each share of Company Series F Preferred Stock ("SERIES F PREFERRED STOCK") issued and outstanding immediately prior to the Effective Time shall be converted at the Effective Time, solely (subject to the last sentence of Section 3.5 hereof) into the right to receive the number of shares of Parent Common Stock having a Value (determined in accordance with Section 3.1(h) hereof) equal to the liquidation preference (determined in accordance with the Company Charter) of such share of Series F Preferred Stock immediately prior to the Effective Time, it being understood that 20% of such shares of Parent Common Stock shall be deemed Escrow Shares, shall be delivered by Parent to the Escrow Agent (as contemplated by Section

1.5 hereof) and shall be held in escrow as contemplated by this Agreement and the Escrow Agreement.

              (c) Each share of Company Series E Preferred Stock ("SERIES E PREFERRED STOCK") issued and outstanding immediately prior to the Effective Time shall be converted at the Effective Time solely (subject to the last sentence of Section 3.5 hereof) into the right to receive the number of shares of Parent Common Stock having a Value (determined in accordance with Section 3.1(h) hereof) equal to the liquidation preference (determined in accordance with the Company Charter) of such share of Series E Preferred Stock immediately prior to the Effective Time, it being understood that 20% of such shares of Parent Common Stock shall be deemed Escrow Shares, shall be delivered by Parent to the Escrow Agent (as contemplated by Section 1.5 hereof) and shall be held in escrow as contemplated by this Agreement and the Escrow Agreement.

              (d) For purposes of this Section 3.1, the term "REMAINING MERGER CONSIDERATION" means the aggregate Value of (x) 1,000,0000 shares of Parent Common Stock (as reduced pursuant to Section 7.8 hereof) MINUS (y) the sum of
(I) the number of shares of Parent Common Stock issued in connection with the conversion of the Series F Preferred Stock and Series E Preferred Stock as set forth in clauses (b) and (c) above (including the Escrow Shares issued in conversion thereof and placed in escrow pursuant to Section 1.5 hereof), (II) the aggregate number of fractional shares of Parent Common Stock which otherwise would have been issued in connection with such conversion but for which cash was instead paid pursuant to Section 4.1(e) hereof, and (III) the number of shares of Parent Common Stock that would otherwise be issued in exchange for the shares of Series F Preferred Stock and Series E Preferred Stock that are Dissenting Shares (as defined in Section 3.2 hereof) at the Effective Time; and the term "SERIES A, B, C AND D AGGREGATE LIQUIDATION AMOUNT" shall mean the aggregate liquidation preferences (determined in accordance with the Company Charter) immediately prior to the Effective Time for all Series A, B, C and D Preferred Stock (as defined in this Section 3.1(d)) issued and outstanding immediately prior to the Effective Time. If the Series A, B, C and D Aggregate Liquidation Amount is an amount greater than the Remaining Merger Consideration, then the Parent Common Stock into which each share of Series A, B, C and D Preferred Stock shall be converted pursuant to Sections 3.1(d)(i) - 3.1(d)(iv) below shall be reduced pari passu (based on the liquidation preference immediately prior to the Effective Time) with all other shares of Series A, B, C and D Preferred Stock.

                   (i) Each share of Company Series D Preferred Stock ("SERIES D PREFERRED STOCK") issued and outstanding immediately prior to the Effective Time shall be converted at the Effective Time solely (subject to the last sentence of Section 3.5 hereof) into the right to receive the number of shares of Parent Common Stock having a Value (determined in accordance with Section 3.1(h) hereof) equal to the liquidation preference (determined in accordance with the Company Charter) for such share of Series D Preferred Stock immediately prior to the Effective Time, it being understood that 20% of such shares of Parent Common Stock shall be deemed Escrow Shares, shall be delivered by Parent to the Escrow Agent (as contemplated by Section 1.5 hereof) and shall be held in escrow as contemplated by this Agreement and the Escrow Agreement.

                   (ii) Each share of Company Series C Preferred Stock ("SERIES C PREFERRED STOCK") issued and outstanding immediately prior to the Effective Time shall be converted at the Effective Time, solely (subject to the last sentence of Section 3.5 hereof) into the right to receive the number of shares of Parent Common Stock having a Value (determined in accordance with Section 3.1(h) hereof) equal to the liquidation preference (determined in accordance with the Company Charter) for such share of Series C Preferred Stock immediately prior to the Effective Time, it being understood that 20% of such shares of Parent Common Stock shall be deemed Escrow Shares, shall be delivered by Parent to the Escrow Agent (as contemplated by Section 1.5 hereof) and shall be held in escrow as contemplated by this Agreement and the Escrow Agreement.

                   (iii) Each share of Company Series B Preferred Stock ("SERIES B PREFERRED STOCK") issued and outstanding immediately prior to the Effective Time shall be converted at the Effective Time solely (subject to the last sentence of Section 3.5 hereof) into the right to receive the number of shares of Parent Common Stock having a Value (determined in accordance with Section 3.1(h) hereof) equal to the liquidation preference (determined in accordance with the Company Charter) for such share of Series B Preferred Stock immediately prior to the Effective Time, it being understood that 20% of such shares of Parent Common Stock shall be deemed Escrow Shares, shall be delivered by Parent to the Escrow Agent (as contemplated by Section 1.5 hereof) and shall be held in escrow as contemplated by this Agreement and the Escrow Agreement.

                   (iv) Each share of Company Series A Preferred Stock ("SERIES A PREFERRED STOCK" and, together with the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, the "COMPANY SERIES PREFERRED STOCK") issued and outstanding immediately prior to the Effective Time shall be converted at the Effective Time, solely (subject to the last sentence of Section 3.5 hereof) into the right to receive the number of shares of Parent Common Stock having a Value (determined in accordance with Section 3.1(h) hereof) equal to the liquidation preference (determined in accordance with the Company Charter) for such share of Series A Preferred Stock immediately prior to the Effective Time, it being understood that 20% of such shares of Parent Common Stock shall be deemed Escrow Shares, shall be delivered by Parent to the Escrow Agent (as contemplated by Section 1.5 hereof) and shall be held in escrow as contemplated by this Agreement and the Escrow Agreement.

              (e) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted at the Effective Time solely into the right to receive an amount in cash (subject to Section 3.5 hereof) equal to the excess, if any, of the Remaining Merger Consideration over the Series A, B, C and D Aggregate Liquidation Amount divided by a number equal to (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus (ii) the number of shares of Company Common Stock into which the Company Series Preferred Stock issued and outstanding immediately prior to the Effective Time is convertible (as converted to Company Common Stock in accordance with the Company Charter), it being understood that twenty percent (20%) of any such amount (whether in cash or, as and to the extent set forth in Section 3.5 hereof, in Parent Common Stock) shall be deemed part of the amount deposited in

Escrow (and, in the case of Parent Common Stock (if any, as and to the extent set forth in Section 3.5 hereof), Escrow Shares), shall be delivered by Parent to the Escrow Agent (as contemplated by Section 1.5 hereof) and shall be held in escrow as contemplated by this Agreement and the Escrow Agreement.

              (f) Each share of common stock, par value $.001 per share, of Merger Co. (the "MERGER CO. COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $.001 per share, of the Surviving Corporation (the "SURVIVING CORPORATION COMMON STOCK").

              (g) All shares of Company Capital Stock, when converted as provided in this Section 3.1, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate ("CERTIFICATE") previously evidencing such shares shall thereafter represent only the right to receive shares of Parent Common Stock and cash (in lieu of fractional shares of Parent Common Stock) in the case of the Company Series Preferred Stock and cash in the case of Parent Common Stock in accordance with Sections 3.1 and 4.1 (e). The holders of Certificates previously evidencing shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Company Capital Stock except as otherwise provided herein or by law and, upon the surrender of Certificates in accordance with the provisions of Article IV hereof, shall only represent the right to receive for their shares of Company Capital Stock, shares of Parent Common Stock and cash (in lieu of fractional shares of Parent Common Stock) in the case of the Company Series Preferred Stock, and cash in the case of the Company Common Stock, in accordance with Sections 3.1 and 4.1(e).

              (h) For purposes of this Agreement, the "VALUE" of a share of Parent Common Stock shall equal the average of the closing prices of one such share on the American Stock Exchange for the thirty (30) day period ending three
(3) business days immediately preceding the date on which the Effective Time occurs.

         3.2.     APPRAISAL RIGHTS.

              (a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock which are issued and outstanding immediately prior to the Effective Time and which are held by Company Stockholders who have filed with the Company, before the taking of the vote of the Company Stockholders to adopt this Agreement, written objections to such approval stating their intention to demand payment for such shares of Company Capital Stock, and who have not voted such shares of Company Capital Stock in favor of the adoption of this Agreement ("DISSENTING SHARES"), will not be converted as described in Section 3.1 hereof, but will thereafter constitute only the right to receive payment of the fair value of such shares of Company Capital Stock in accordance with the applicable provisions of Section 262 of the DGCL (the "APPRAISAL RIGHTS PROVISIONS"); provided, however, that all shares of Company Capital Stock held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Capital Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been canceled and retired and to have been converted, as of the Effective Time, into the right to receive the Merger Consideration, without interest, in the manner provided in Section 3.1 hereof. Persons who have perfected statutory rights with respect to Dissenting Shares (as aforesaid) will not be entitled to receive any Merger Consideration as provided in this Agreement and will have only such rights with respect to such Dissenting Shares as are provided by the Appraisal Rights Provisions. Notwithstanding anything in this Agreement to the contrary, if Parent, Merger Co. or the Company abandon or are finally enjoined or prevented from carrying out, or the stockholders rescind their adoption of, this Agreement, the right of each holder of Dissenting Shares to receive the fair value of such Dissenting Shares in accordance with the Appraisal Rights Provisions will terminate, effective as of the time of such abandonment, injunction, prevention or rescission. The Company shall give Merger Co. prompt notice of any demands received by the Company for the exercise of appraisal rights with respect to shares of Company Capital Stock and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld), make any payment with respect to, or settle or offer to settle, any such demands.

              (b) Each holder of Dissenting Shares who becomes entitled under the DGCL to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the DGCL), and such shares of Company Capital Stock shall be canceled.

         3.3. [INTENTIONALLY OMITTED].


         3.4. INDEMNIFICATION REPRESENTATIVE.

              (a) In order to administer efficiently the matters set forth in
Article IX of this Agreement and the Escrow Agreement, the person designated in the Escrow Agreement by the Company no later than five (5) days prior to the Closing Date, and approved by Parent (which approval shall not be unreasonably withheld), as the indemnification representative is hereby designated the indemnification representative (the "INDEMNIFICATION REPRESENTATIVE").

              (b) The Indemnification Representative will (i) take all action necessary in connection with the matters set forth in Article IX and the Escrow Agreement, (ii) give and receive all notices required to be given under this Agreement or the Escrow Agreement and (iii) take any and all additional action as is contemplated to be taken by the terms of Article IX of this Agreement or the Escrow Agreement.

              (c) In the event that the Indemnification Representative dies, becomes legally incapacitated or resigns from such position, then there shall be designated a replacement indemnification representative to be appointed and approved by the former holders of Company Capital Stock who prior to the Effective Time held a majority of the Company Common Stock on an as converted basis and who shall fill such vacancy and shall be deemed to be the Indemnification Representative for all purposes of this Agreement; provided, however, that no change in the Indemnification Representative shall be effective until Parent receives evidence reasonably satisfactory to it of such Indemnification Representative's death, incapacitation or resignation.

              (d) Upon approval and adoption of this Agreement by the Company Stockholders, such Company Stockholders agree, as a result of such approval and adoption that:

                   (i) All decisions and actions by the Indemnification Representative shall be binding with respect to the Escrow Shares, and no Company Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

                   (ii) Parent shall be able to rely conclusively on the instructions and decisions of the Indemnification Representative as to any actions required or permitted to be taken by the Indemnification Representative hereunder, and no party hereunder, or any Company Stockholder, shall have any cause of action against Parent for any action taken by Parent in reliance upon the instructions or decisions of the Indemnification Representative;

                   (iii) all actions, decisions and instructions of the Indemnification Representative with respect to Article IX of this Agreement, the Escrow Agreement and the Escrow Shares shall be conclusive and binding upon all of the Company Stockholders and no Company Stockholder shall have any cause of action against the Indemnification Representative for any action taken, decision made or instruction given by the Indemnification Representative under this Agreement, except for fraud or willful breach of this Agreement by the Indemnification Representative;

                   (iv) remedies available at law for any breach of the provisions of this Section 3.4 are inadequate; therefore, Parent shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if Parent brings an action to enforce the provisions of this Section 3.4; and

              (e) All fees and expenses incurred by the Indemnification Representative shall be paid out of the Escrow Shares by releasing to the Indemnification Representative that number of Escrow Shares having a Value equal to the full amount of all such fees and expenses; provided, however, any such claim for expenses shall be subordinate to any claims by a Parent Indemnified Party under Article IX hereof.

              (f) The Company shall fully and completely disclose the proposed appointment of the Indemnification Representative, as well as the provisions of this Section 3.4, to the Company Stockholders in connection with their consideration of this Agreement and the Merger and each Company Stockholder, by virtue of the approval and adoption of this Agreement and the Merger is consenting to this Section 3.4.

         3.5. MAXIMUM CONSIDERATION. The parties hereto agree that the aggregate consideration to be delivered by Parent for the acquisition of the Company (as set forth in this Agreement, such acquisition is being accomplished through the Merger) is one million (1,000,000) shares of Parent Common Stock. In the event the Value of such shares of Parent Common Stock determined as of the Effective Time exceeds the Aggregate Liquidation Preference of all shares of Company Series Preferred Stock issued and outstanding immediately prior to the Effective Time, such excess Parent Common Stock would be available as consideration to the holders of Company Capital Stock issued and outstanding immediately prior to the Effective Time as provided in the Company's Charter. Notwithstanding the foregoing sentence, such excess Parent Common Stock will not be issued to holders of Company Common Stock issued and outstanding immediately prior to the Effective Time. In lieu of delivering such excess Parent Common Stock to the holders of Company Common Stock, Parent shall deliver an amount in cash for each share of Company Common Stock equal to (A) the aggregate Value of
(i) one million (1,000,000) shares of Parent Common Stock (as reduced pursuant to Section 7.8 hereof) minus (ii) that number of shares of Parent Common Stock to be issued to holders of Company Series Preferred Stock upon conversion thereof pursuant to Section 3.1 hereof; DIVIDED BY (B) (I) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, plus (II) the number of shares of Company Common Stock into which the Company Series Preferred Stock issued and outstanding immediately prior to the Effective Time is convertible (as converted to Company Common Stock in accordance with the Company Charter). Notwithstanding the foregoing, to the extent the shares of Company Common Stock would be convertible into any consideration under Section 3.1(e) hereof, shares of Parent Common Stock will be issued in lieu of the cash contemplated thereby to (x) any holder of Company Common Stock who also holds Company Series Preferred Stock, and (y) any holder of Company Common Stock who is an "accredited investor" within the meaning of the Securities Law subject, in each case, to applicable securities, corporate and tax laws. After giving effect to the foregoing sentence and subject to applicable securities laws, in the event the cash to be delivered to holders of Company Common Stock pursuant to
Section 3.1(e) hereof exceeds twenty percent (20%) of the aggregate Merger Consideration, additional shares of Parent Common Stock shall be issued to holders of Company Common Stock or, if such issuance would not be in compliance with applicable securities laws, the Merger shall be converted into a forward merger of the Company with and into Merger Co. In the event the holders of Company Common Stock are entitled to receive consideration under Section 3.1(e) hereof, each share of Company Series Preferred Stock shall also be converted into the right to receive the number of shares of Parent Common Stock determined in accordance with this Section 3.5, subject, in all cases, to the first sentence of this Section 3.5

                         ARTICLE IV - PAYMENT OF SHARES

         4.1. PAYMENT FOR SHARES OF COMPANY COMMON STOCK.

              (a) [Intentionally omitted]

              (b) Promptly after the Effective Time (but in any event within five (5) business days after the Effective Time), Parent shall cause the designated exchange agent (the "Exchange Agent") to mail to each holder of record (based upon Section 5.3(f) of the Company Disclosure Schedule, as updated, if applicable through the Closing Date) of a Certificate or Certificates of Company Capital Stock (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash (in lieu of fractional shares of Parent Common Stock) in the case of Company Series Preferred Stock and cash in the case of the Company Common Stock. Upon surrender of a Certificate for cancellation to Parent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (x), a certificate representing the number of whole shares of Parent Common Stock (less such holders respective portion of the Escrow Shares) to which such holder shall be entitled in the case of holders of Company Series Preferred Stock or in consideration of Company Common Stock, if any, and/or (y) a check representing the amount of cash (in lieu of fractional shares, if any, in the case of Company Series Preferred Stock or in consideration of Company Common Stock, if any), plus the amount of any dividends, or distributions, if any, pursuant to paragraph (c) below, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash or on the dividend or distribution, if any, payable to holders of Certificates pursuant to this Section 4.1. In the event of a transfer of ownership of Company Capital Stock which is not registered in the transfer records of the Company, a Certificate representing the proper number of shares of Parent Common Stock in the case of Company Series Preferred Stock, together with a check for the cash, if any, to be paid in lieu of fractional shares of Parent Common Stock or in consideration of Company Common Stock, if any plus, to the extent applicable, the amount of any dividend or distribution, if any, payable pursuant to paragraph (c) below, may be issued to such a transferee if the Certificate representing shares of such Company Capital Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

              (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions on Parent Common Stock shall be paid with respect to any shares of Company Capital Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein; provided, however, that subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon.

              (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates for shares of Parent Common Stock and cash (in lieu of fractional shares), if any, in the case of Company Series Preferred Stock and cash, if any, in the case of Company Common Stock in accordance with this Section 4.1.

              (e) No fractional shares of Parent Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Parent Common Stock pursuant to Section 3.1, each holder of Company Capital Stock upon surrender of a Certificate for exchange shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the average per share closing price of a share of Parent Common Stock as reported on the American Stock Exchange ("AMEX") over the five (5) trading days immediately preceding the date on which the Effective Time occurs by (ii) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive under this Section 3.1.

              (f) None of Parent, Merger Co., the Company, the Surviving Corporation or any other person shall be liable to any former holder of shares of Company Capital Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash in lieu of fractional shares (plus, to the extent applicable, dividends and distributions payable pursuant to Section 4.1(c)).


           ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the disclosure letter delivered at or prior to the execution hereof to Parent, which shall refer to the relevant Sections of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"), the Company represents and warrants to Parent and Merger Co. as follows:

         5.1. EXISTENCE; GOOD STANDING; AUTHORITY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in good corporate and tax standing under the laws of the State of Delaware and each other jurisdiction in which the nature of its business or the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not reasonably be excepted to have a material adverse effect on the assets, financial condition, results of operations or business of the Company or on the Company's ability to consummate the transactions contemplated hereby (provided that the Company's need for capital during the Pre-Closing Period (as defined in Section 7.2(b) hereof) and any inability to obtain such capital shall not constitute a Company Material Adverse Effect) (a "COMPANY MATERIAL ADVERSE EFFECT"). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties and assets owned and used by it. The Company has furnished to the Parent and Merger Co. complete and accurate copies of the Company Charter and the Company Bylaws each as amended to date. The Company is not in default under or in violation of any provision of its Company Charter or Company Bylaws, and such Company Charter and Company Bylaws are in full force and effect.

         5.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. The Company has the requisite power and authority to enter into the Transactions and to execute and deliver this Agreement. The Company Board has approved this Agreement, the Merger and the Transactions and has resolved to recommend that the Company Stockholders adopt and approve this Agreement either at the Company Stockholders' meeting of the Company to be held or by, if permitted by and in accordance with applicable law and the Company Charter and Company Bylaws, written consent of the Company Stockholders in accordance with the provisions of

Section 7.3 hereof. In connection with the foregoing, the Company Board has taken such actions and votes as are necessary on its part to render the provisions of any applicable takeover statutes inapplicable to this Agreement, the Merger and the other Transactions. Subject only to the approval of this Agreement by the holders of (i) a majority of the shares of outstanding Company Series Preferred Stock, voting together as a single class (and not as individual classes or series), and (ii) a majority of the shares of outstanding Company Common Stock, the execution by the Company of this Agreement and the consummation of the Merger and the other Transactions have been duly authorized by all requisite corporate action on the part of the Company. As of the date hereof, all of the directors and executive officers of the Company have indicated that they presently intend to vote all shares of Company Capital Stock that they (or the entities they represent) own to approve this Agreement, the Merger and the other Transactions at the Company Stockholders' meeting of the Company to be held in accordance with the provisions of Section 7.3 or, if permitted by and in accordance with applicable law and the Company Charter and Company Bylaws, by written consent of the Company Stockholders. This Agreement, assuming due and valid authorization, execution and delivery thereof by Parent and Merger Co., constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity. The Company has taken those actions on or prior to the date hereof, and will take such actions as are necessary prior to the Effective Time, to provide the protections against voidability set forth in Section 144 of the DGCL to this Agreement, the Merger and the other Transactions.

         5.3. CAPITALIZATION.

              (a) The capital stock of the Company consists of Company Common Stock and Company Series Preferred Stock (which consists solely of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, and Series F Preferred Stock). There are 8,000,000 shares of Company Common Stock authorized, and as of the date of this Agreement, (i) 554,836 shares of Company Common Stock are issued and outstanding, (ii) 850,000 are reserved for issuance upon exercise of Company Options (as defined in Section 5.3(b) hereof) issued under a Company Stock Option Plan (as defined in Section 5.3(b) hereof), (iii) 46,875 shares are reserved for issuance upon exercise of Company Options which were issued (and are currently outstanding) outside of a Company Stock Option Plan, (iv) 11,384 shares of Company Common Stock are reserved for issuance upon the exercise of the Company Warrants (as defined in Section 5.3(b) hereof) that are exercisable for Company Common Stock, and (v) 5,695,246 shares are reserved for issuance upon the conversion of the Company Series Preferred Stock into Company Common Stock. There are 543,334 shares of Series A Preferred Stock authorized, of which 543,334 shares are issued and outstanding and no shares are reserved for issuance, each as of the date of this Agreement. There are 500,000 shares of Series B Preferred Stock authorized, of which 500,000 shares are issued and outstanding and no shares are reserved for issuance, each as of the date of this Agreement. There are 600,000 shares of Series C Preferred Stock authorized, of which 566,200 shares are issued and outstanding and 33,800 shares are reserved for issuance, each as of the date of this Agreement. There are 1,440,000 shares of Series D Preferred Stock authorized, of which 1,258,260 shares are issued and outstanding and 181,740 shares are reserved for issuance, each as of the date of this Agreement. There are 1,754,769 shares of Series E Preferred Stock authorized, of which 782,750 shares are issued and outstanding and 972,019 shares are reserved for issuance, each as of the date of this Agreement. There are 857,143 shares of Series F Preferred Stock authorized, of which 358,799 shares are issued and outstanding and 498,344 shares are reserved for issuance, each as of the date of this Agreement. As of the date of this Agreement, there are outstanding Company Options to purchase 816,400 shares of Company Common Stock granted under and outside of the Company Stock Option Plan and options to purchase 38,506 shares of Company Common Stock available for grant. As of the date of this Agreement, there are outstanding warrants to purchase (w) a variable number of shares of Company Common Stock, (x) 20,000 shares of Series D Preferred Stock, (y) 402,916 shares of Series E Preferred Stock, and (z) 17,861 shares of Series F Preferred Stock (the "COMPANY WARRANTS"). As of the date of this Agreement, no shares of Company Common Stock or Company Series Preferred Stock were held in the treasury of the Company.

              (b) As of the date of this Agreement, the Company had no shares of Company Common Stock or Company Series Preferred Stock reserved for issuance other than as described above. All such issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter. For purposes of this Agreement, the term "COMPANY STOCK OPTION PLAN" refers to the LXN Corporation 1996 Stock Plan, which constitutes the only plan pursuant to which the Company has ever issued options, restricted stock or similar incentive awards. No awards have ever been made under the Company's 1994 Stock Option Plan. Except for the options to purchase shares of Company Common Stock pursuant to the Company Stock Option Plan and a grant to Randall Nelson of an option to purchase 46,875 shares of Company Common Stock outside of the Company Stock Option Plan (the "COMPANY OPTIONS"), and the Company Warrants there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company to issue, transfer or sell any shares of Company Capital Stock. Section 5.3(b) of the Company Disclosure Schedule sets forth a full list of the Company Options and Company Warrants, including the name of the person to whom such Company Options or Company Warrants have been granted, the number of shares subject to each Company Option or Company Warrant, the per share exercise price for each Company Option or Company Warrant, the vesting schedule for each Company Option and whether any such Company Option was issued pursuant to a Company Stock Option Plan. At the Effective Time, the Company Stock Option Plan and all Company Options issued thereunder, to the extent not exercised prior to the Effective Time, will terminate and be of no further force and effect. No Company Options or Company Warrants shall survive the Closing or be exerciseable for, or convertible into, any interest in, or entitle the holder thereof immediately prior to the Effective Time to any payment by or consideration from, Parent, Merger Co., the Company or the Surviving Corporation.

              (c) Except as set forth in Section 5.3(c) of the Company Disclosure Schedule and pursuant to the Voting Agreement, there are no agreements or understandings to which the Company is a party with respect to the voting of any shares of Company Capital Stock or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares. Except as set forth in Section 5.3(c) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company. Except as set forth in Section 5.3(c) of the Company Disclosure Schedule, the Company is not under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act of 1933, as amended (the "Securities Act").

              (d) Section 5.3(d) of the Company Disclosure Schedule sets forth a summary of the outstanding Company Series Preferred Stock including the number of shares currently outstanding for each series, the number of shares of each series available for issuance, the original aggregate purchase price for each such series, the date of issuance(s) of each such series, dividends accrued but unpaid as of the date hereof on outstanding shares of each such series, the aggregate liquidation preferences for each such series as of the date hereof and, if applicable, the incremental increase [PER DAY] to each such aggregate liquidation preferences after the date hereof.

              (e) The Company, pursuant to Rule 477 of Regulation C of the Securities Act has filed or will file a request with the Securities and Exchange Commission (the "SEC") for the consent to withdrawal of the Company's registration statement on Form S-1, File # 333-48034, which was originally filed with the SEC on October 16, 2000. The Company has not filed to register securities under Section 12 of the Securities and Exchange Act of 1934, as amended (the "EXCHANGE ACT").

              (f) Section 5.3(f) of the Company Disclosure Schedule sets forth a true and complete list of the record owners of shares of Company Capital Stock including the name and address of such owner, the class or series of Company Capital Stock owned and the number of shares of Company Capital Stock so owned. To the Company's knowledge, each such record owner is also the beneficial owner of such shares of Company Capital Stock except that shares of Company Capital Stock owned of record by venture capital or private equity funds noted as such on such schedule may be beneficially owned by the partners (limited and general) of such funds.

         5.4. SUBSIDIARIES. The Company has no Subsidiaries.

         5.5. OTHER INTERESTS. Except as set forth in Section 5.5 of the Company Disclosure Schedule, the Company does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other entity (other than investments in short-term investment securities).

         5.6. NO VIOLATION; CONSENTS. Except as set forth in Section 5.6 of the Company Disclosure Schedule, neither the execution and delivery by the Company of this Agreement nor consummation by the Company of the Transactions in accordance with the terms hereof, will conflict with or result in a breach of any provisions of the Company Charter or the Company Bylaws. Except as set forth in Section 5.6 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and consummation by the Company of the Transactions in accordance with the terms hereof will not violate, or conflict with, or result in a breach of any material provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the

Company under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of (x) any note, bond, mortgage, indenture or deed of trust or (y) any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company is a party which is material to the Company or by which the Company or any of its properties is bound. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and consummation of the Transactions does not, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority.

         5.7. FINANCIAL STATEMENTS. The Company has provided to the Parent (a) the audited balance sheets and statements of income, changes in stockholders' equity and cash flows of the Company as of and for each of the fiscal years ended December 31, 1998 and 1999 including the notes thereto (the "AUDITED FINANCIAL STATEMENTS"); (b) the unaudited balance sheet (the "BASE BALANCE SHEET") and statement of income, changes in stockholders' equity and cash flows of the Company as of and for the six months ended June 30, 2000 including the notes thereto (the "INTERIM FINANCIAL STATEMENTS"); and (c) an unaudited balance sheet as of January 31, 2001 (the "MOST RECENT BALANCE SHEET" and, together with the Audited Financial Statements and the Interim Financial Statements, the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby (except that neither the Interim Financial Statements nor the Most Recent Balance Sheet contain all of the notes required under GAAP and do not contain normal and recurring adjustments which are not material in the aggregate), are true, complete and correct and fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company. Nothing has come to the attention of the Company since the date of the Most Recent Balance Sheet (the "MOST RECENT BALANCE SHEET DATE") which would indicate that such Most Recent Balance Sheet was not true and representative of the Company's financial position in all material respects as of the Most Recent Balance Sheet Date. Section 5.7 of the Company Disclosure Schedule contains a true, correct and complete set of the Financial Statements.

         5.8. LITIGATION. Except as set forth in Section 5.8 of the Company Disclosure Schedule, there is no litigation, suit, action, proceeding, administrative claim or regulatory proceeding before any Governmental Entity or before any arbitrator (a "LEGAL PROCEEDING") which is pending or, to the knowledge of the Company, threatened against the Company or against an agent of the Company or other person with respect to which the Company owes a duty of indemnification. With respect to each matter set forth therein, Section 5.8 of the Company Disclosure Schedule sets forth a description of the matter, the forum (if any) in which it is being conducted, the parties thereto and the type and amount of relief sought.

         5.9. ABSENCE OF CERTAIN CHANGES. Except as set forth on Section 5.9 of the Company Disclosure Schedule, since June 30, 2000 (the "INTERIM BALANCE SHEET DATE"):

              (a) there has occurred no event or development which has had, or would reasonably be expected to have, a Company Material Adverse Effect;

              (b) the Company has taken none of the actions set forth in Section 7.2(b)(i) - 7.2(b)(xxiii);

              (c) there has been no cancellation of any material debt or claim owing to, or waiver of any material right of the Company;

              (d) no mortgage, encumbrance or lien has been placed on any of the Company's assets which will remain in existence on the Closing Date other than permitted liens which are limited to any lien or encumbrance disclosed on the Company Disclosure Schedule and not objected to by Parent or Merger Co. (the "Permitted Liens");

              (e) there has been no sale or other disposition, or any agreement or other arrangement for the sale or other disposition, of any of the Company's property or assets with a value in excess of $50,000 other than in the ordinary course of business;

              (f) there has been no damage, destruction or loss of any material assets of the Company having a Company Material Adverse Effect;

              (g) there has been no claim of unfair labor practices brought before the National Labor Relations Board or any other similar employment related governmental agency or authority; no material change in the compensation payable or to become payable by the Company to any of its officers, employees, agents or independent contractors, or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors other than normal increases and bonuses in accordance with its usual practices;

              (h) there has been no change in the identity or positions of the senior officers or senior management of the Company;

              (i) there has been no payment or discharge of a material lien or liability of the Company which was not shown on the Financial Statements or incurred in the ordinary course of business thereafter;

              (j) there has been no obligation or liability incurred by the Company to any of its officers, directors, partners or employees, or any loans or advances made by the Company to any such officers, directors, partners or employees, except normal compensation and expense allowances consistent with prior periods payable to officers or employees;

              (k) there has been no change in accounting methods or practices, credit practices or collection policies used by the Company;

              (l) there has been no other material transaction entered into by the Company other than transactions in the ordinary course of business; and

              (m) there has been no agreement or understanding whether in writing or otherwise, for the Company to take any of the actions specified in paragraphs (a) through (1) above.

Other than as expressly disclosed in this Agreement or in the Company Disclosure Schedule, since the Interim Balance Sheet Date, the Company has conducted its business only in the ordinary course and consistent with past practice.

         5.10. UNDISCLOSED LIABILITIES. The Company has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet referred to in clause (b) of Section 5.7, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the ordinary course of business consistent with past practice and which are similar in nature and in the aggregate are not material to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period and (c) contractual and other liabilities incurred in the ordinary course of business consistent with past practice which are not required by GAAP to be reflected on, or disclosed in, the Financial Statements (including footnotes thereto).

         5.11. TAX MATTERS. For purposes of this Agreement, the following terms shall have the following meanings:

                   (i) "TAXES" means all taxes of whatever nature, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

                   (ii) "TAX RETURNS" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

              (b) The Company has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. The Company has paid on a timely basis all Taxes that were due and payable (whether or not shown on any Tax Return). The unpaid Taxes of the Company for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. All material Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.

              (c) The Company has delivered or made available to Parent complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 1997. The Company has delivered or made available to Parent complete and accurate copies of all other Tax Returns of the Company together with all related examination reports and statements of deficiency for all periods from and after January
1, 1997. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company has not been informed in writing by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

              (d) The Company (i) is not a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company are subject to an election under Section 341(f) of the Code; (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (iii) has not made any payments, is not obligated to make any payments, or is not a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under
Section 280G of the Code; (iv) does not have any actual or potential liability for any Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor; (v) has not made a basis reduction pursuant to Treasury Regulation
Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b); or (vi) is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the Company was the common parent. The Company is not a party to any tax sharing or allocation agreement.

              (e) None of the assets of the Company: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

              (f) The Company has not undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

              (g) The basis of the Company in its assets for Federal income tax purposes is accurately reflected in the Company's tax books and records to the extent required to be shown thereon.

         5.12. BOOKS AND RECORDS.

              (a) The books of account and other financial records of the Company are true, complete and correct in all material respects, and have been maintained in accordance with good business practices.

              (b) The minute books and other records of the Company have been made available to Parent, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and directors and any committees of the Company Board.

         5.12A. PERSONAL PROPERTY. Schedule 5.12A sets forth a complete and accurate list of all tangible assets owned or leased by the Company as of the Most Recent Balance Sheet Date with either a value or basis in excess of $10,000, including a list of all leases of tangible assets as of the Most Recent Balance Sheet Date.

         5.13. REAL PROPERTY.

              (a) The Company does not own a fee interest in any real property.

              (b) Section 5.13(b) of the Company Disclosure Schedule contains a list of all leases, subleases and other occupancy agreements, including all amendments, extensions and other modifications (the "LEASES") for real property (the "LEASED REAL PROPERTY") to which the Company is the "tenant," "subtenant" or other lessee party. The Company has a good and valid leasehold interest in and to all of the Leased Real Property, subject to no liens, encroachments, encumbrances or other defects in title, except as described in Section 5.13(b) of the Company Disclosure Schedule. Each Lease is in full force and effect and is enforceable in accordance with its terms. All sums currently due and payable have been paid. There exists no material default or condition which, with the giving of notice, the passage of time or both, could become a material default of the Company under any Lease. The Company has previously delivered to Parent true and complete copies of all the Leases. Except as described on Section 5.13(b) of the Company Disclosure Schedule, no consent, waiver, approval or authorization is required from the landlord under any Lease as a result of the execution of this Agreement or the consummation of the Transactions contemplated hereby.

              (c) The Leased Real Property constitutes all of the real property owned, leased, occupied or used by the Company in connection with the business of the Company. Except as set forth in Section 5.13(c) of the Company Disclosure Schedule, other than the Company, there are no parties in possession or parties having any current or future right to occupy any of the Leased Real Property during the term of any Lease regarding such Leased Real Property. The Leased Real Property is sufficient and appropriate for the conduct of the business of the Company as it is currently conducted or as it is currently proposed to be conducted. To the knowledge of the Company (a) the Leased Real Property conforms in all material respects to all applicable building, zoning and other laws, ordinances, rules and regulations, (b) all Licenses and other approvals necessary to the current occupancy and use of the Leased Real Property have been obtained, are in full force and effect and have not been violated, and (c) there exists no violation of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Leased Real Property which individually or in the aggregate could materially impact the use of such Leased Real Property or cause a Company Material Adverse Effect. To the knowledge of the Company, there is no pending or threatened condemnation proceeding affecting any portion of the Leased Real Property.

         5.14. INTELLECTUAL PROPERTY.

              (a) OWNERSHIP OF INTELLECTUAL PROPERTY ASSETS. Except as set forth in Section 5.14(a) of the Company Disclosure Schedule, the Company is the exclusive owner or licensor of, and has good, valid and marketable title to or license in all of the Intellectual Property Assets (as hereinafter defined) free and clear of all mortgages, pledges, charges, liens, equities, security interests or other encumbrances or agreements limiting the development, use, sale, license, transfer or assignment of such Intellectual Property Assets, and, except as set forth in Section 5.14 of the Company Disclosure Schedule, has the right to use without payment to a third party all of the Intellectual Property Assets used in the business or otherwise necessary for the sale and distribution of the Products (as defined in Section 5.14(p) hereof). No claim is pending or, to the Company's knowledge, threatened against the Company and/or its officers, employees and consultants to the effect that the Company's right, title and interest in and to the Intellectual Property Assets is invalid or unenforceable by the Company, nor is the Company aware of any information which would adversely affect the validity or enforceability of any of the Patents, Marks, or Copyrights constituting the Intellectual Property Assets. All former and current employees, consultants and contractors of the Company have executed written instruments with the Company that assign to the Company all rights to any inventions, improvements, discoveries, writings or information relating to the business of the Company. No employee of the Company has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his work to anyone other than the Company.

              (b) PATENTS. Section 5.14(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all Patents (as defined in Section 5.14(p) hereof) (including patent numbers and dates) used in the business or otherwise necessary for the sale and distribution of the Products (as defined in Section 5.14(p) hereof). All filing, examination and maintenance fees related to the issued Patents which are due have been paid and no issued Patents are subject to any maintenance fees or taxes or actions falling due within ninety
(90) days after the date of the Closing. In each case where a Patent is owned by the Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. No Patent has been or is now involved in any interference, reissue, re-examination or opposition proceeding. To the Company's knowledge, there is no potentially interfering patent or patent application of any third party. All products made, used or sold under the Patents have been marked with the proper patent notice.

              (c) MARKS. Section 5.14(c) of the Company Disclosure Schedule sets forth a complete and accurate list and summary description of all Marks (as defined in Section 5.14(p) hereof) used in the business or otherwise necessary for the sale and distribution of the Products. All Marks that have been registered or are currently pending for registration with the United States Patent and Trademark Office and/or any other jurisdiction are currently in compliance with formal legal requirements (including without limitation the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of the Closing. In each case where a Mark is owned by the Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. No Mark has been or is now involved in any opposition or cancellation proceeding and, to the Company's knowledge, no such action is threatened with respect to any of the Marks. All products and materials containing a Mark bear the proper notice where permitted by law.

              (d) COPYRIGHTS. Section 5.14(d) of the Company Disclosure Schedule sets forth a complete and accurate list and summary description of all Copyrights (as defined in

Section 5.14(p) hereof) used in the business or otherwise necessary for the sale and distribution of the Products. All Copyrights that have been registered or applied for registration with the U.S. Copyright Office are identified on such Schedule and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any fees or taxes or actions falling due within ninety (90) days after the date of the Closing. In each case where a Copyright is held by the Company by assignment, the assignment has been duly recorded with the U.S. Copyright Office and all other jurisdictions of registration. None of the source or object code, algorithms or structure included in or used in the development of the Products is copied from, based upon, or derived from any other source or object code, algorithm or structure in violation of the rights of any third party. All copies of works encompassed by the Copyrights have been marked with the proper copyright notice.

              (e) TRADE SECRETS. The Company has taken all reasonable security measures (including, without limitation, entering into appropriate confidentiality and nondisclosure agreements with all officers, directors, employees and consultants of the Company and any other persons with access to the Trade Secrets (as defined in Section 5.14(p) hereof)) to protect the secrecy, confidentiality and value of all Trade Secrets used in the business or otherwise necessary for the sale and distribution of the Products. To the knowledge of the Company, there has not been any breach by any party to any such confidentiality or non-disclosure agreement. The Trade Secrets have not been disclosed by the Company to any person or entity other than employees or contractors of the Company who had a need to know and use the Trade Secrets in the course of their employment or contract performance. Except as set forth in
Section 5.14(e) of the Company Disclosure Schedule, (i) the Company has not directly or indirectly granted any rights or interests in the source code of the Products, and (ii) since the Company developed the source code of the Products, the Company has not provided, licensed or disclosed the source code of the Products to any person or entity. The Company has the right to use, free and clear of claims of third parties, all Trade Secrets. To the knowledge of the Company, no third party has asserted that the use by the Company of any Trade Secret violates the rights of any third party.

              (f) OTHER INTANGIBLES. Section 5.14(f) of the Company Disclosure Schedule sets forth a complete and accurate list of Other Intangibles (as defined in Section 5.14(p) hereof).

              (g) EXCLUSIVITY OF RIGHTS. Except as set forth in Section 5.14(g) of the Company Disclosure Schedule, the Company has the exclusive right to use, license, distribute, transfer and bring infringement actions with respect to the Intellectual Property Assets used in the business or otherwise necessary for the sale and distribution of the Products. Except as set forth in Section 5.14(g) of the Company Disclosure Schedule, the Company (i) has not licensed or granted to anyone rights of any nature to use any of its Intellectual Property Assets; and
(ii) is not obligated to and does not pay royalties or other fees to anyone for the Company's ownership, use, license or transfer of any of its Intellectual Property Assets.

              (h) LICENSES RECEIVED. All licenses or other agreements under which the Company is granted rights by others in Intellectual Property Assets are listed in Section 5.14(h) of the Company Disclosure Schedule. All such licenses or other agreements are in full force and effect, to the knowledge of the Company there is no material default by any party thereto, and, all of the rights of the Company thereunder are freely assignable. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to the

Parent, and to the knowledge of the Company, the licensors under the licenses and other agreements under which the Company is granted rights have all requisite power and authority to grant the rights purported to be conferred thereby.

              (i) LICENSES GRANTED. All licenses or other agreements under which the Company has granted rights to others in Intellectual Property Assets are listed in Section 5.14(i) of the Company Disclosure Schedule. Except as set forth thereon, all such licenses or other agreements are in full force and effect, and to the knowledge of the Company there is no material default by any party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to the Parent.

              (j) AFFIRMATIVE OBLIGATIONS. The Company has no obligation to any other person to maintain, modify, improve or upgrade the Products.

              (k) SUFFICIENCY. The Intellectual Property Assets constitute all of the assets of the Company used in designing, creating and developing the Products, and are all those necessary for the operation of the Company's business as currently conducted.

              (l) INFRINGEMENT. None of the Products developed, manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent, trademark, service mark, trade name, copyright or other proprietary right or is a derivative work based on the work of ant other person.

              (m) [INTENTIONALLY OMITTED]

              (n) NONDISCLOSURE CONTRACTS. Each of the Nondisclosure Contracts (as defined in Section 5.14(p) hereof) is a valid and binding obligation of Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally.

              (o) [INTENTIONALLY OMITTED]

              (p) For purposes of this Agreement,

                   (i) "INTELLECTUAL PROPERTY ASSETS" means:

                        (A) the Products;

                        (B) all patents, patent applications, patent rights, and
              inventions and discoveries and invention disclosures (whether or not patented) owned or used by or licensed to the Company (collectively, "PATENTS");

                        (C) all trade names, trade dress, logos, packaging
              design, slogans, Internet domain names, registered and unregistered trademarks and service marks and applications owned or used by or licensed to the Company (collectively, "MARKS");

                        (D) all copyrights in both published and unpublished
              works, including without limitation all compilations, databases and computer programs, and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above owned or used by or licensed to the Company (collectively, "COPYRIGHTS");

                        (E) all know-how, trade secrets, confidential or
              proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, prototypes, techniques, beta testing procedures and beta testing results owned or used by or licensed to the Company (collectively, "TRADE SECRETS");

                        (F) all goodwill, franchises, licenses, permits,
              consents, approvals, technical information, telephone numbers and claims of infringement related to any Patent, Mark, Copyright or Trade Secret against third parties (the "RIGHTS"); and

                        (G) all customer lists and telephone numbers owned by or
              licensed to the Company (collectively, "OTHER INTANGIBLES").

                   (ii) "PRODUCTS" means those glucose monitoring devices developed by the Company. A complete list of the Products of the Company is provided in Section 5.14(p)(ii) of the Company Disclosure Schedule.

                   (iii) "NONDISCLOSURE CONTRACTS" means all nondisclosure and/or confidentiality agreements entered into between the Company and persons in connection with disclosures by the Company relating to the Products and the Intellectual Property Assets. A complete list of all Nondisclosure Contracts is provided in Section 5.14(p)(iii) of the Company Disclosure Schedule.

         5.15. ENVIRONMENTAL MATTERS.

              (a) The Company is in compliance with all Environmental Laws (as defined in Section 5.15(b) hereof), except for any noncompliance that, either singly or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 5.15 of the Company Disclosure Schedule, there is no administrative or judicial enforcement proceeding pending, or to the knowledge of the Company threatened, against the Company under any Environmental Law. Except as set forth in Section 5.15 of the Company Disclosure Schedule, the Company or, to the knowledge of the Company, any legal predecessor of the Company, has not received any written notice that it is potentially responsible under any Environmental Law for response costs or natural resource damages, as those terms are defined under the Environmental Laws, at any location and the Company has not transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any waste containing Hazardous Materials (as defined in Section 5.15(b) hereof) at any location included on the National Priorities List, as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, or any location proposed for inclusion on that list or at any location on any analogous state list. Except as set forth in Section 5.15 of the Company

Disclosure Schedule, (i) the Company has no knowledge of any release on the real property owned or leased by the Company or predecessor entity of Hazardous Materials in a manner that could result in an order to perform a response action or in material liability under the Environmental Laws, and (ii) to the Company's knowledge, there is no hazardous waste treatment, storage or disposal facility, underground storage tank, landfill, surface impoundment, underground injection well, friable asbestos or PCB's, as those terms are defined under the Environmental Laws, located at any of the real property owned or leased by the Company or predecessor entity or facilities utilized by the Company.

              (b) As used in this Section 5.15, (i) "ENVIRONMENTAL LAWS" shall mean all federal, state and local laws, rules, regulations, ordinances, by laws and orders that purport to regulate the release of Hazardous Materials or other materials into the environment, or impose requirements relating to environmental protection; and (ii) "HAZARDOUS MATERIALS" means any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act or regulations adopted pursuant to said act, any "hazardous substances" or "hazardous materials" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act and, to the extent not included in the foregoing, any medical waste, petroleum, petroleum products, oil or fractions thereof, pollutants or contaminants.

         5.16. COMPLIANCE WITH APPLICABLE LAW. Except as set forth in Section
5.16 of the Company Disclosure Schedule, (i) the Company holds, and is in compliance with the terms of, all permits, licenses, exemptions, orders and approvals of all Governmental Entities which are material to the current and presently proposed conduct of its business ("COMPANY PERMITS"), (ii) no fact exists or event has occurred, and no action or proceeding is pending or, to the Company's knowledge, threatened, that has a reasonable possibility of resulting in a revocation, nonrenewal, termination, suspension or other impairment of any Company Permits, (iii) the business of the Company is not being conducted in violation of any applicable material law, ordinance, regulation, judgment, decree or order of any Governmental Entity (as defined in this Section 5.16), and (iv) to the knowledge of the Company, (x) no investigation or review by any Governmental Entity with respect to the Company is pending or threatened or has been undertaken within the past five (5) years, and (y) no Governmental Entity has indicated an intention to conduct the same. For purposes of this Agreement, "GOVERNMENTAL ENTITY" means any state or federal government or governmental authority or any United States or state court of competent jurisdiction.

         5.17. MATERIAL CONTRACTS. Section 5.17 of the Company Disclosure Schedule contains a true, complete and correct list of all Material Contracts (as defined in this Section 5.17) of the Company, complete and correct copies of which have been provided to Parent. Except as set forth in Section 5.17 of the Company Disclosure Schedule, all of the Material Contracts are valid, binding and in full force and effect, and the Company is not in default (nor has any event occurred that with notice or lapse of time or both would become a default) of any of its obligations under any of the Material Contracts. Except as set forth in Section 5.17 of the Company Disclosure Schedule, to the knowledge of the Company, no contracting party to any Material Contract (other than the Company) is in default (nor has any event occurred that with notice or lapse of time or both would become a default) of any of its obligations under any of the Material Contracts. Except as set forth in Section 5.17 of the Company Disclosure Schedule, no contracting party to any Material Contract has notified (whether orally or in writing) the

Company of its intention to terminate, cancel or modify such Material Contract or otherwise to reduce or change its activity thereunder so as to affect adversely the benefits derived, or currently expected to be derived, by the Company under such Material Contract. For purposes of this Agreement, "MATERIAL CONTRACT" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature (each, a "CONTRACT") to which the Company is a party or by which the Company or any of its properties or assets is bound:

              (a) relating to the acquisition, transfer, development, sharing or license of any Intellectual Property Assets (except for any Contract pursuant to which any Intellectual Property Asset is licensed to the Company under any third party software license generally available to the public);

              (b) that provides for indemnification by the Company of any officer, director, employee or agent of the Company;

              (c) imposing any restriction or limitation on the right or ability of the Company, or requires the Company to provide notice to or obtain the consent in order, (i) to compete with any other person, (ii) to acquire any product or other asset or any services from any other person, or (iii) to develop, sell, supply, distribute, offer, support, or service any product or any technology or other asset to or for any other person;

              (d) containing any standstill or similar provisions;

              (e) (i) to which any Governmental Entity is a party or under which any Governmental Entity has any rights or obligations, or (ii) directly or indirectly benefiting any Governmental Entity;

              (f) requiring that the Company give any notice or provide any information to any person prior to considering or accepting any proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Proposal (as defined in Section 7.1(b) hereof);

              (g) any (i) plan or contract or (ii) any agreement or other arrangement with any labor union providing, in either case, for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like;

              (h) any employment contract or contract for services which requires the payment of more than $25,000 annually and is not immediately terminable on or at any time after the Closing Date without liability for any penalty or severance payment;

              (i) any contract or agreement (or series of contracts or agreements with the same third party or affiliate thereof or relating to the same capital asset or project) relating to capital expenditures in excess of $50,000 per annum;

              (j) any other contracts or agreements (or series of contracts or agreements with the same third party or affiliate thereof or relating to the same subject matter) creating any obligations of the Company of $50,000 or more per annum with respect to any such contract or agreement not specifically disclosed elsewhere under this Agreement;

              (k) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a single supplier;

              (l) any contract or agreement (or series of contracts or agreements with the same third party or affiliate thereof or relating to the same subject matter) with any obligations of the Company in excess of $50,000 which by its terms does not terminate or is not terminable without penalty by such entity or any successor or assign within one (1) year after the Closing Date;

              (m) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money;

              (n) any contract or agreement with any officer, employee, director or Company Stockholder, or with any persons or organizations controlled by or affiliated with any of them;

              (o) any contract or agreement with a single vendor for the purchase of any commodity, material or equipment except purchase orders with a single vendor in the ordinary course for less than $25,000 each, such orders not exceeding $250,000 in the aggregate;

              (p) any contract with any sales agent or distributor of products of the Company;

              (q) any contract or agreement for the purchase of any fixed asset for a price in excess of $25,000 whether or not such purchase is in the ordinary course of business; or

              (r) any license agreement (as licensor or licensee) other than commercially available "off the shelf" or "shrink-wrapped" software requiring payments of less than $25,000 per annum of which the Company is the licensee;

              (s) to the extent not disclosed above, that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 annually, or contemplates or involves the performance of services having a value in excess of $25,000 annually;

              (t) that would be required to be filed as an exhibit to an annual report on Form 10-K pursuant to Item 601 of Regulation S-K of the SEC; and

              (u) that has had or could be reasonably expected to have a Company Material Adverse Effect (including in the case of non-performance by the Company or by the other party or parties thereto).

         5.18. REGULATORY MATTERS.

              (a) Except as disclosed on Section 5.18(a) of the Company Disclosure Schedule, the Company has obtained and is in compliance in all material respects with all certifications, approvals and clearance from the United States Food and Drug Administration (the "FDA") and all state, local and foreign equivalents (together with the FDA, the "REGULATORY ENTITIES") necessary in order to carry out its business as currently conducted, including without limitation to develop Products in any and all geographic areas in which the Company is currently, or has previously, developed Products.

              (b) All nonclinical laboratory studies of Products have been and are being conducted in compliance with all applicable federal, state, local and foreign laws, rules and regulations (including without limitation, any reporting requirements thereof) and with accepted standards of good laboratory practice. All clinical trials of pharmaceutical products have been and are being conducted in compliance with all applicable federal, state, local and foreign laws, rules and regulations (including, without limitation, any reporting requirements thereof) and with accepted standards of good clinical practice.

              (c) The Company has provided Parent with copies of any and all notice of inspectional observations, establishment inspection reports and any other documents received from Regulatory Entities, that indicate lack of compliance with the regulatory requirements of Regulatory Entities. The Company has made available to Parent for review all correspondence to or from all Regulatory Entities, minutes of meetings, written reports of phone conversations, visits or other contact with Regulatory Entities, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from Regulatory Entities, or prepared by or which bear in any way on the Company's compliance with regulatory requirements of Regulatory Entities, or on the likelihood of timing of approval of any Products.

              (d) Neither the Company nor, any of its officers, employees or agents has committed any act, made any statement, or failed to make any statement, that would be reasonably expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg. 46191 (September 10,
1991) and any amendments thereto.

              (e) The Company has not been convicted of any crime or engaged in any conduct that could result in debarment under 21 U.S.C. Section 335a or any similar state law or regulation.

              (f) There are no proceedings pending with respect to a violation by the Company of the Food, Drug and Cosmetic Act, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other United States federal or state Governmental Entity that reasonably might be expected to result in criminal liability.

         5.19. EMPLOYEE BENEFIT PROGRAM.

              (a) Section 5.19(a) of the Company Disclosure Schedule sets forth a list of every Employee Program (as defined in Section 5.19(j) hereof) that has been maintained by the Company or an Affiliate at any time during the six-year period ending on the Closing Date.

              (b) Each Employee Program which has ever been maintained by the Company or an Affiliate (as defined in Section 5.19(j) hereof) and which has been intended to qualify under Section 401 (a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing Date (or, if earlier, the date that all of such Employee Program's assets were distributed). No event or omission has occurred which would cause any Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401 (a) and 501(c)(9)). Each asset held under any such Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Program.

              (c) The Company does not know of any failure of any party to comply with any laws applicable with respect to the Employee Programs that have ever been maintained by the Company or any Affiliate. With respect to any Employee Program ever maintained by the Company or any Affiliate, there has been no (i) "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable law, or any agreement, or (iii) non-deductible contribution, which, in the case of any of (i), (ii), or (iii), could subject the Company or any Affiliate to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs ever maintained by the Company or any Affiliate, for all periods prior to the Closing Date, either have been made or have been accrued (and all such unpaid but accrued amounts are described in Section 5.19 of the Company Disclosure Schedule).

              (d) Neither the Company nor any Affiliate has incurred any liability under Title IV of ERISA which has not been paid in full prior to the Closing. There has been no "accumulated funding deficiency" (whether or not waived) with respect to any Employee Program ever maintained by the Company or any Affiliate and subject to Code Section 412 or ERISA Section 302. With respect to any Employee Program maintained by the Company or any Affiliate and subject to Title IV of ERISA, there has been no (nor will there be any as a result of the transactions contemplated by this Agreement) (i) "reportable event," within the meaning of ERISA Section 4043 or the regulations thereunder, for which the notice requirement is not waived by the regulations thereunder, and (ii) event or condition which presents a material risk of a plan termination or any other event that may cause the Company or any Affiliate to incur liability or have a lien imposed on its assets under Title IV of ERISA. Except as described in Section 5.19 of the Company Disclosure Schedule, no Employee Program maintained by the Company or any Affiliate and subject to Title IV of ERISA (other than a Multiemployer Plan) has any "unfunded benefit liabilities" within the meaning of ERISA Section 4001(a)(18), as of the Closing Date. With respect to each Multiemployer Plan maintained by the Company or any Affiliate, Section 5.19 of the Company Disclosure Schedule states the amount of withdrawal liability or other termination liability that would be incurred by the Company or Affiliate if there were a cessation of operations or of the obligation to contribute to such plan as of the Closing Date. None of the Employee Programs ever maintained by the Company or any Affiliate has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA) or has ever promised to provide such post termination benefits.

              (e) With respect to each Employee Program maintained by the Company within the six (6) years preceding the Closing Date, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Parent and/or Parent's counsel: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401 (a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the six most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the six most recent actuarial valuation reports completed with respect to such Employee Program; (v) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Employee Program; (vii) any registration statement or other filing made pursuant to any federal or state securities law and (viii) all correspondence to and from any state or federal agency within the last six years with respect to such Employee Program.

              (f) Each Employee Program required to be listed in Section 5.19 of the Company Disclosure Schedule may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Employee Program and no employee communications or provision of any Employee Program document has failed to effectively reserve the right of the Company or the Affiliate to so amend, terminate or otherwise modify such Employee Program.

              (g) Each Employee Program ever maintained by the Company (including each non-qualified deferred compensation arrangement) has been maintained in compliance with all applicable requirements of federal and state securities laws including (without limitation, if applicable) the requirements that the offering of interests in such Employee Program be registered under the Securities Act and/or state "Blue Sky" laws.

              (h) Each Employee Program ever maintained by the Company or an Affiliate has complied with the applicable notification and other applicable requirements of the

Consolidated Omnibus Budget Reconciliation Act of 1985, Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women's Health and Cancer Rights Act of 1998.

              (i) [Intentionally Omitted]

              (j) For purposes of this section:

                   (i) "EMPLOYEE PROGRAM" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA
         Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements (including any informal arrangements) not described in (A) above, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Code Section 401
         (a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

                   (ii) An entity "MAINTAINS" an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

                   (iii) An entity is an "AFFILIATE" of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001 (b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C).

                   (iv) "MULTIEMPLOYER PLAN" means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

         5.20. LABOR RELATIONS AND EMPLOYMENT.

              (a) Section 5.20(a) to the Company Disclosure Schedule contains a true and complete list of all full-time and part-time employees of the Company ("EMPLOYEES"), including their respective positions, titles, salary or wage rates (as applicable), other bonuses, incentives and compensation, and accrued paid time off (and current rate of accrual), and a description of their status (I.E., whether active or on leave of absence). To the extent any Employee is on leave of absence, Section 5.20(a) to the Company Disclosure Schedule further describes the type of leave, the date it commenced and the expected duration of leave. There are no Employees on layoff, and there are no individuals with recall or preferential rehire rights. Within the last three years there have not been any group terminations or lay-offs. All Employees are employed at-will. The Company is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours with respect to the Employees and Contingent Workers. The Company is not delinquent in any payments to any Employees or Contingent Workers for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed to the date hereof or amounts required to be reimbursed to such Employees or Contingent Workers. There are no formal or informal grievances, complaints or charges with respect to employment or labor matters (including, without limitation, charges of employment discrimination, retaliation or unfair labor practices) pending or threatened in any judicial, regulatory or administrative forum, or under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement). The Company's employment policies or practices are not currently being audited or investigated, or, to Company's knowledge, subject to imminent audit or investigation, by any federal, state or local government agency. The Company is not subject to any consent decree, court order or settlement in respect of any labor or employment matters. All Employees became employed by the Company in compliance with all applicable laws, including without limitation, the Immigration Reform Control Act of 1986. The transaction contemplated by this Agreement will not adversely effect the ability of any Employee to work in the United States. Each Employee listed on
Section 5.20(a) to the Company Disclosure Schedule entered into a customary confidentiality, non-disclosure and intellectual property agreement with the Company, substantially in the form attached to Section 5.20(a) to the Company Disclosure Schedule. This transaction, including the Closing, shall not terminate, compromise or otherwise limit the enforceability of such confidentiality, nondisclosure and intellectual property agreement, and any successor in interest to Company may enforce all terms and conditions of such confidentiality, nondisclosure and intellectual property agreements. To the knowledge of Company, no Employee is in breach of any non-competition, non-disclosure or confidentiality agreement.

              (b) Except as set forth on Section 5.20(b) to the Company Disclosure Schedule, (i) there is no labor strike, picketing of any nature, material labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout pending or to the knowledge of the Company threatened against or affecting the Company, (ii) there are no union claims or demands to represent, or union organizing activities among, the Employees or Contingent Workers employed in the Company, and (iii) the Company does not have collective bargaining obligations with respect to any Employees or Contingent Workers.

              (c) No Employee has indicated to Company any plans to terminate employment with the Company. No payments or promises have been made to any Employee by the Company in connection with, or in anticipation of, the transactions contemplated by this Agreement. Except as set forth in Section 5.20(c) of the Company Disclosure Schedule, no Employee shall be entitled to any severance or separation payment or benefit as a result of the termination of their employment at any time or the consummation of the transaction contemplated by this Agreement.

              (d) Except as set forth on Section 5.20(d) to the Company Disclosure Schedule, there are no independent contractors, consultants, temporary employees, leased employees or any other servants or agents compensated by the Company other than through reportable (i.e., "W-2") wages employed by or providing services to the Company (collectively, "CONTINGENT WORKERS"). All Contingent Workers have been properly classified and treated in accordance with applicable laws and for purposes of all employee benefit plans and perquisites by the Company.

         5.21. VOTE REQUIRED. The affirmative vote of the holders of (i) a majority of the shares of outstanding Company Series Preferred Stock, voting together as a single class (and not as individual classes or series), and (ii) a majority of the shares of outstanding Company Common Stock outstanding on the record date for the Company Stockholders' Meeting is the only vote of the holders of any class or series of Company Capital Stock necessary to approve, adopt and consummate this Agreement, the Merger and the other Transactions. Approval of this Agreement and the Merger by the Company Stockholders without a meeting thereof requires action by written consent of the holders of (i) a majority of the shares of outstanding Company Series Preferred Stock, voting together as a single class (and not as individual classes or series), and (ii) a majority of the shares of outstanding Company Common Stock. Assuming the Voting Agreement Stockholders comply with their obligations thereunder, the vote (whether at the Stockholders' Meeting or pursuant to an action by written consent in lieu thereof) of additional Company Stockholders (whether at the Stockholders' Meeting or pursuant to an action by written consent in lieu thereof) will not be required to approve and adopt this Agreement and the Merger.

         5.22. NO BROKERS. The Company has not entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of such entity or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions, except that the Company has retained Robertson Stephens, Inc. as its financial advisor in connection with the Transactions. Other than the foregoing arrangements and the arrangements referred to in Section 6.6, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions.

         5.23. SUFFICIENCY AND TITLE TO THE ASSETS. Upon consummation of the transactions contemplated hereby, the Surviving Corporation will have good and marketable title in and to, or a valid leasehold interest in, all assets which are material to the conduct of the Company's business as of the date hereof, free and clear of all liens, except Permitted Liens.

         5.24. INSURANCE. Each company insurance policy is set forth on Schedule
5.24. Except as disclosed in Section 5.24 of the Company Disclosure Schedule, each insurance policy to which the Company is a party is in full force and effect and will not require any consent as a result of the consummation of the Transactions. The Company is not in material breach or default (including with respect to the payment of premiums or the giving of notices) under any insurance policy to which it is a party, and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default by the Company or would permit termination, modification or acceleration, under such policies; and the Company has not received any notice from the insurer disclaiming coverage or reserving rights with respect to any material claim or any such policy in general.

         5.25. [Intentionally omitted]

         5.26. ACCOUNTS RECEIVABLE AND INVENTORY.

              (a) Subject to the applicable reserve for bad debts (which were determined in accordance with GAAP consistent with past practice) on the Most Recent Balance Sheet, all accounts receivable of the Company reflected on the Most Recent Balance Sheet were valid receivables as of such date subject to no setoffs or counterclaims. All accounts receivable reflected in the financial or accounting records of the Company will be valid receivables subject to no setoffs or counterclaims, subject to a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet.

              (b) All items in the inventories of the Company (the "INVENTORY") reflected on the Most Recent Balance Sheet or existing at the date hereof are of a quality and quantity saleable or usable in the ordinary course of business consistent with past practices of the Company, subject to the reserves or provisions reflected in the Inventory valuation in the Most Recent Balance Sheet. Said Inventory reflects reserves or provisions which were determined in accordance with GAAP consistent with the Company's past practices and procedures for items which are below standard quality, represent excess quantities or have become obsolete or unsaleable or unusable (except at prices less than cost) in the ordinary course of business. No material reserves or provisions for Inventory since the date of the Most Recent Balance Sheet have been, or are required to be, recorded. Except for Inventory items in transit at any time or held by distributors, all Inventory items are located on the premises of the Leased Real Property. Except as set forth on Schedule 5.26 of the Company Disclosure Schedule, since the date of the Most Recent Balance Sheet, no Inventory items have been sold, leased or disposed of, except through sales and leases in the ordinary course of business consistent with past practices.

         5.27. POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Company.

         5.28. WARRANTIES. No product or service manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company, which are set forth in Section 5.28(i) of the Company Disclosure Schedule and (ii) manufacturers' warranties for which the Company has no liability. Section 5.28(ii) of the Company Disclosure Schedule sets forth the aggregate expenses incurred by the Company in fulfilling its obligations under their guaranty, warranty, right of return and indemnity provisions during the most recent fiscal year and the interim period covered by the Financial Statements; and the Company does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.

         5.29. CUSTOMERS, DISTRIBUTORS AND SUPPLIERS. Section 5.29 of the Company Disclosure Schedule sets forth any customer, sales representative or distributor (whether pursuant to a commission, royalty or other arrangement) which accounts for more than five percent (5%) of the sales of the Company for the twelve (12) months ended December 31, 2000 (collectively, the "CUSTOMERS AND DISTRIBUTORS"). Section 5.29 of the Company Disclosure Schedule lists all of the suppliers of the Company to whom during the fiscal year ended December 31, 2000, the Company made payments aggregating $50,000 or more showing, with respect to each, the name, address and dollar volume involved (the "SUPPLIERS"). No Customer, Distributor or Supplier has cancelled, materially modified, or otherwise terminated its relationship with the Company, or has during the last twelve (12) months decreased materially its services, supplies or materials to the Company or its usage or purchase of the services or products of the Company, nor to the knowledge of Company, does any Customer, Distributor or Supplier have any plan or intention to do any of the foregoing.

         5.30. TRANSACTIONS WITH AFFILIATES. Except as set forth in Section 5.30 of the Company Disclosure Schedule, there are no loans, leases or other continuing transactions between the Company and any present or former stockholder, director or officer of the Company, or, to the knowledge of the Company, any member of such officer's, director's or stockholder's immediate family, or any person controlled by such officer, director or stockholder or his or her immediate family. Except as set forth on Section 5.30 of the Company Disclosure Schedule hereto, no stockholder, director or officer of the Company nor, to the knowledge of the Company, any of their respective spouses or family members, owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of the Company, or any organization which has a material contract or arrangement with the Company.

         5.31. SEC DOCUMENTS. The Company Form S-1 was prepared in accordance with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder (the "SECURITIES LAWS"). As of its filing, the Company Form S-1 did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the balance sheets of the Company included in the Company (including the related notes and schedules) fairly presents the financial position of the Company as of its date and each of the statements of income, retained earnings and cash flows of the Company included in the Company Form S-1 (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Company for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with GAAP, except as may be noted therein.

             ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF PARENT

         Except as set forth in the disclosure letter delivered at or prior to the execution hereof to the Company, which shall refer to the relevant Sections of this Agreement (the "PARENT DISCLOSURE SCHEDULE"), each of Parent and Merger Co. represents and warrants to the Company as follows:

         6.1. EXISTENCE; GOOD STANDING; AUTHORITY. Each of Parent and Merger Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Co. is duly licensed or qualified to do business as a foreign corporation and is in good corporate standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the current business, results of operations or financial condition of Parent and the subsidiaries of the Parent (the "PARENT SUBSIDIARIES") taken as a whole (a "PARENT MATERIAL ADVERSE EFFECT"). Each of Parent and Merger Co. has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

         6.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Each of Parent and Merger Co. has the requisite power and authority to enter into the Transactions and to execute and deliver this Agreement. The execution by Parent and Merger Co. of this Agreement and the consummation of the Transactions have been duly authorized by all requisite corporate action on the part of Parent and Merger Co. This Agreement, assuming due and valid authorization, execution and delivery thereof by the Company, constitutes a valid and legally binding obligation of Parent and Merger Co., enforceable against Parent and Merger Co. in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         6.3. CAPITALIZATION. There are 40,000,000 shares of Parent Common Stock authorized, and as of the date of this Agreement, (i) 30,060,043 and 29,316,365 shares of Parent Common Stock were issued and, as of February 14, 2001, issued and outstanding, respectively, and (ii) 8,639,358 shares of Parent Common Stock have been authorized and reserved for issuance, of which 5,384,145 have been reserved for issuance or grant pursuant to Parent's 1996 and 2000 Stock Option and Grant Plans (the "PARENT STOCK OPTION PLANS") subject to adjustment on the terms set forth in the Parent Stock Option Plans, 575,663 have been reserved for issuance pursuant to the Parent's Employee Stock Purchase Plan (the "PARENT STOCK PURCHASE PLAN") and 655,022 shares of Parent Common Stock were authorized and reserved for issuance upon the exercise of the Parent Warrants (as defined in this Section 6.3). There are 65,000 shares of Parent Series C Preferred Stock authorized, of which no shares are issued and outstanding as of February 14, 2001. As of February 14, 2001, there are outstanding warrants to purchase 655,022 shares of Parent Common Stock (the "PARENT WARRANTS").

         6.4. NO VIOLATION; CONSENTS. Except as set forth in Section 6.4 of the Parent Disclosure Schedule, neither the execution and delivery by Parent of this Agreement nor consummation by Parent of the Transactions in accordance with the terms hereof, will conflict with or result in a breach of any provisions of the Amended and Restated Certificate of Incorporation of Parent, as amended (the "PARENT CHARTER") or the Amended and Restated Bylaws of Parent ("PARENT BYLAWS"). Except as set forth in Section 6.4 of the Parent Disclosure Schedule, the execution and delivery by Parent of this Agreement and consummation by Parent of the Transactions in accordance with the terms hereof will not violate, or conflict with, or result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Parent under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of (x) any note, bond, mortgage, indenture or deed of trust or (y) any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Parent is a party which is material to the Parent, or by which Parent or any of their properties is bound. Other than filings provided for under the HSR Act (if applicable), the Exchange Act, the Securities Act and "blue sky" laws, the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent and consummation of the Transactions does not, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a Parent Material Adverse Effect.

         6.5. SEC DOCUMENTS; ABSENCE OF CERTAIN CHANGES.

              (a) Parent has filed all required forms, reports and documents with the SEC since August 6, 1996 (collectively, the "PARENT SEC REPORTS"). As of their respective dates, the Parent SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and
(ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the unaudited interim consolidated balance sheets of Parent included in or incorporated by reference into the Parent SEC Reports fairly presents the consolidated financial position of Parent and the Parent Subsidiaries as of its date and each of the unaudited interim consolidated statements of income, retained earnings and cash flows of Parent included in the Parent SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Parent and the Parent Subsidiaries for the periods set forth therein (subject to normal year-end audit adjustments that would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of quarterly financial statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act.

              (b) Since September 30, 2000, there has occurred no event or development which has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

         6.6. NO BROKERS. Neither Parent nor any of the Parent Subsidiaries has entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of such entity or the Company to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions, except that Parent may pay certain fees and expenses to Covington & Associates ("COVINGTON") in connection with advisory services provided in connection with Parent's evaluation of the transactions contemplated hereby. Other than the Company's arrangements with Robertson Stephens, Inc. and the Parent's arrangements, if any, with Covington, Parent is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions.

         6.7. LITIGATION. Except as set forth in Section 6.7 of the Parent Disclosure Schedule, there is no litigation, suit, action or proceeding pending or, to the knowledge of the Parent, threatened against the Parent, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, individually or in the aggregate with all such other litigation, suits, actions or proceedings, would (a) have a Parent Material Adverse Effect, (b) materially and adversely affect the Parent's ability to perform its obligations under this Agreement or (c) prevent the consummation of any of the Transactions.

         6.8. COMPLIANCE WITH APPLICABLE LAW. Except as set forth in Section 6.8 of the Parent Disclosure Schedule, or where the failure would not have a Parent Material Adverse Effect (a) the Parent holds, and is in compliance with the terms of, all permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for the current and presently proposed conduct of its business ("PARENT PERMITS"), (b) no fact exists or event has occurred, and no action or proceeding is pending or, to the Parent's knowledge, threatened, that has a reasonable possibility of resulting in a revocation, nonrenewal, termination, suspension or other impairment of any Parent Permits,
(c) the business of the Parent is not being conducted in violation of any applicable law, ordinance, regulation, judgment, decree or order of any Governmental Entity, and (d) to the knowledge of the Parent, (i) no investigation or review by any Governmental Entity with respect to the Parent is pending or threatened or has been undertaken within the past five (5) years, and
(ii) no Governmental Entity has indicated an intention to conduct the same.


                            ARTICLE VII - COVENANTS

         7.1. NO SOLICITATIONS.

              (a) The Company represents and warrants that it has terminated any discussions or negotiations (direct or indirect) (other than those with Parent) relating to, or that may reasonably be expected to lead to, any Acquisition Proposal (as defined in Section 7.1(b) hereof) and will promptly request the return of all confidential information regarding the Company provided to any third party in connection with the evaluation, consideration or negotiation of an Acquisition Proposal within twelve (12) months of the date of this Agreement. Except as permitted by this Agreement, the Company shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal (other than with Parent).

              (b) As used in this Agreement, the term "ACQUISITION PROPOSAL" shall mean any proposed or actual (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company other than sales of products and services within the ordinary course of business consistent with past practice, (iii) issue, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more (by vote or value) of any class or series of securities of the Company (other than issuances of Company Capital Stock upon the exercise or conversion of any security of the Company outstanding on the date hereof and convertible into or exercisable for the Company's Capital Stock), (iv) tender offer or exchange offer in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange
Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the outstanding shares of any class or series of Company Capital Stock, (v) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company or (vi) transaction that is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include the Merger and the other Transactions. Notwithstanding the foregoing, (x) a borrowing by the Company on commercially reasonable terms, or (y) an additional equity or debt investment in the Company by an existing holder of Company Capital Stock or by a third-party reasonably acceptable to Parent (which in each case shall not increase the Merger Consideration), for, in each case, working capital purposes (subject to the conditions set forth in the Loan Agreement with respect to, among other things, the repayment of amounts due thereunder to Parent), shall not constitute an Acquisition Proposal hereunder.

         7.2. CONDUCT OF BUSINESSES.

              (a) GENERAL. Prior to the Closing, except as specifically permitted by this Agreement, unless Parent has consented in writing thereto, the Company shall:

                   (i) use commercially reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of officers and material employees;

                   (ii) subject to Section 7.1 and this Section 7.2, confer on a regular basis with one or more representatives of the Parent to report on material operational matters and any proposals to engage in material transactions;

                   (iii) subject to Section 7.1 and this Section 7.2, promptly notify the Parent of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of their businesses, any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein.

              (b) CONDUCT BY THE COMPANY. Except as set forth in Section 7.2(b) to the Company Disclosure Schedule and except as specifically permitted by this Agreement, during the period from the date of this Agreement to the Closing Date (the "PRE-CLOSING PERIOD"), unless Parent or Merger Co. has consented in writing thereto, the Company shall use its reasonable best efforts to conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall not (except as expressly permitted by this Agreement, as set forth in Section 7.2(b) of the Company Disclosure Schedule or to the extent Parent or Merger Co. shall otherwise consent in writing):

                   (i) (A) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any of its capital stock, (B) split, combine or reclassify any of its capital stock or (C) repurchase, redeem or otherwise acquire any of its securities, except, in the case of clause
         (C), for the acquisition of shares of Company Common Stock from holders of Company Options in full or partial payment of the exercise price payable by such holders upon exercise of Company Options;

                   (ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights), other than the issuance of shares of (A) Company Common Stock upon the exercise of Company Options in accordance with their present terms, (B) Company Common Stock upon the conversion of the Company Series Preferred Stock issued and outstanding on the date hereof, or (C) Company Series Preferred Stock upon the exercise of warrants issued and outstanding on the date hereof;

                   (iii) acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business that are material to the Company (whether by asset acquisition, stock acquisition or otherwise), except pursuant to obligations in effect on the date hereof or as set forth in Sections 5.9(m) or 7.2 of the Company Disclosure Schedule;

                   (iv) except as set forth in Section 5.9(m) of the Company Disclosure Schedule, with respect to the Secured Promissory Note to Cooley Godward LLP, incur any amount of indebtedness for borrowed money (other than any additional indebtedness to Parent under the loan agreement entered into between Parent and Company (the "Loan Agreement") after the date hereof), guarantee any indebtedness, issue or sell debt securities or warrants or rights to acquire any debt securities, guarantee (or become liable for) any debt of others, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, create or suffer any material lien thereupon other than in the ordinary course of business consistent with prior practice, except, in each such case, pursuant to credit facilities in existence on the date hereof;

                   (v) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (A) in the ordinary course of business consistent with past practice, or (B) in connection with the transactions contemplated by this Agreement;

                   (vi) change any of the accounting principles or practices used by it (except as required by generally accepted accounting principles, in which case written notice shall be provided to Parent prior to any such change);

                   (vii) except as required by law, (A) enter into, adopt, amend or terminate any Employee Program, (B) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company and one or more of its directors or officers, or (C) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer, Employee or Contingent Worker or pay any benefit not required by any Employee Program or arrangement as in effect as of the date hereof;

                   (viii) adopt any amendments to the Company Charter or the Company Bylaws;

                   (ix) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

                   (x) institute, settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $25,000;

                   (xi) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under any material contract or agreement;

                   (xii) make or commit to make any expenditures, other than in the ordinary course of business, including any capital expenditure, in excess of $50,000;

                   (xiii) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article VIII of this Agreement not being satisfied;

                   (xiv) except as set forth in Section 5.9(m) of the Company Disclosure Schedule with respect to the Secured Promissory Note to be issued to Cooley Godward LLP, transfer to any person or entity any rights to any Intellectual Property Assets other than transfers necessary to conduct development or perform services in the ordinary course of business consistent with past practice or that are inherent in the sale of the Products in the ordinary course of business consistent with past practice;

                   (xv) make any changes in the customary methods of operations of the Company, including, without limitation, practices and policies relating to purchasing, marketing, selling and pricing other than in the ordinary course of business consistent with past practice;

                   (xvi) merge with, enter into a consolidation with or acquire an interest of 5% or more in any person or entity or acquire a substantial portion of the assets or business of any person or entity or any division or line of business thereof, or otherwise acquire any assets other than in the ordinary course of business;

                   (xvii) except as set forth in Section 7.2(b) (xvii) of the Company Disclosure Schedule, enter into any agreement, written or oral, with any of its directors, officers, employees or stockholders except in the ordinary course of business consistent with past practice of the Company (or, to the knowledge of the Company, with any relative, beneficiary, spouse or affiliate of such person);

                   (xviii) write down or write up (or fail to write down or write up in accordance with consistent past practice) the value of any receivables or revalue any assets of the Company other than in the ordinary course of business and in accordance with GAAP;

                   (xix) amend, terminate, cancel or compromise any claims of the Company or waive any other rights of substantial value to the Company under any Material Contract;

                   (xx) allow any Company Permit, including any Company Permit related to environmental matters, that was issued or related to the Company to lapse or terminate or fail to renew any such Company Permit or any insurance policy that is scheduled to terminate or expire within 30 calendar days of the date of this Agreement;

                   (xxi) permit there to occur any events that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect;

                   (xxii) recognize a labor organization as the bargaining representative of any Employees or Contingent Workers, or enter into any collective bargaining agreement; or

                   (xxiii) enter into an agreement to take any of the foregoing actions.

         7.3. MEETING OF STOCKHOLDERS. Following execution of this Agreement, the Company will take all action necessary in accordance with applicable law, the Company Charter and the Company Bylaws to convene a meeting of the Company Stockholders as promptly as practicable to consider and vote upon the approval and adoption of this Agreement, the Merger and, if required by applicable laws or the Company Charter or Company Bylaws, the other Transactions. The meeting of the Company Stockholders shall be duly called with written notice thereof to be given and a summary of this Agreement and any other relevant disclosure information to be provided in accordance with applicable law for the purpose of voting upon the approval and adoption of this Agreement, the Merger and, if required by applicable laws or the Company Charter or Company Bylaws, the other Transactions. Notwithstanding the foregoing, the Company may take such actions as are required by applicable law to obtain the written consent, in lieu of the Company Stockholders' meeting, of the Company Stockholders to the approval and adoption of this Agreement, the Merger and, if required by applicable laws or the Company Charter or Company Bylaws, the other Transactions. The Company Board shall recommend approval and adoption of this Agreement, the Merger and, if approval is so required by applicable law or the Company Charter or Company Bylaws, the other Transactions by the Company Stockholders. In connection with the Company Stockholders' meeting or, if permitted by applicable law or the Company Charter or Company Bylaws, the solicitation of written consents in lieu thereof, the Company will use its best efforts to obtain the necessary approvals by the Company Stockholders of this Agreement, the Merger and, if required by applicable laws or the Company Charter or Company Bylaws, the other Transactions and will otherwise comply with all legal requirements applicable to the Company Stockholders' meeting or the solicitation of written consents in lieu thereof. The Parent shall have the right to review and approve such disclosure information, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Company shall not call such meeting, or solicit such written consent in lieu thereof, prior to obtaining from all Company Stockholders who may receive Parent Company Stock in the Merger and delivering to Parent, a written Company Stockholder representation letter in the form set forth as EXHIBIT B hereto, which representation letter sets forth such Company Stockholder's status as an "accredited investor" within the meaning of the Securities Law.

         7.4. OTHER FILINGS. As promptly as practicable, Parent and the Company each shall properly prepare and file any other filings required under federal or state law relating to the Merger and the other Transactions (including filings, if any, required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") (collectively, "OTHER FILINGS"). Each of Parent and the Company shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any Other Filings by any Governmental Entity or official, and each of Parent and the Company shall supply the other with copies of all correspondence between it and each of its Subsidiaries and representatives, on the one hand, and any other appropriate governmental official, on the other hand, with respect to any Other Filings. Parent and the Company each shall use its respective best efforts to obtain and furnish the information required to be included in any Other Filings.

         7.5. ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable this Agreement and the Transactions and to cooperate with each other in connection with the foregoing, including the taking of such actions as are required to obtain any necessary consents, approvals, orders, exemptions, assignments and authorizations by or from any public or private third party, including, without limitation, any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which the Company is a party or by which any of its properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Transactions, to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transactions, and to effect all necessary registrations and Other Filings, including, but not limited to, filings under the HSR Act, if any, and submissions of information requested by governmental authorities. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent and the Company shall take all such necessary action.

         7.6. CLOSING EFFORTS. Each of the parties shall use its commercially reasonable efforts, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its commercially reasonable efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other parties to consummate the Merger and the other Transactions are satisfied.

         7.7. GOVERNMENTAL AND THIRD-PARTY NOTICES AND CONSENTS.

              (a) Each party shall use its commercially reasonable efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

              (b) The Company shall use its commercially reasonable efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in Section 5.6 of the Company Disclosure Schedule.

         7.8. EXPENSES. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that all transaction and similar expenses of the Company, including without limitation, all payments made or to be made as so-called "stay", "retention", change in control or similar payments (including those made under the Company's Incentive Bonus Plan); and all accounting, investment banker, financial advisor, broker and legal fees and expenses incurred in connection with the negotiation, delivery and performance of this Agreement (and $225,000 of expenses incurred in connection with the Company Form S-1 which had not been paid prior to the Most Recent Balance Sheet
Date) (the "TRANSACTION EXPENSES") shall, subject to this Section 7.8, be borne by the Company. In addition, in the event the Merger has not been consummated by March 9, 2001, Parent will make available to the Company, upon the Company's written request, up to an additional $500,000 (in one or more draws) subject to the terms and conditions (including the existence of a first priority, perfected security interest with respect thereto) set forth in the Loan Agreement and the Security Agreements for additional working capital purposes (the "Additional Advance"). Any such Additional Advance made by Parent to the Company shall constitute a Transaction Expense. The Parties agree to amend the Loan Agreement, the Security Agreements and any other documents related thereto to the extent necessary to accomplish the Additional Advance, provided that all material terms thereof shall remain the same. The Merger Consideration will be reduced by any such Transaction Expenses paid by the Company, Parent or the Surviving Corporation (including any Additional Advance made by Parent to the Company). The number of shares of Parent Common Stock shall first be reduced by that number of shares equal to (i) the aggregate amount of the Transaction Expenses paid in cash, divided by (ii) the Value (as defined in accordance with Section 3.1(h) hereof) of one share of Parent Common Stock. The number of shares of Parent Common Stock shall also be reduced for the number of shares of Parent Common Stock delivered in satisfaction of any such Transaction Expenses. To the extent any such Transaction Expenses are paid after the Effective Time, a claim for such Transaction Expenses may be made by Parent and/or the Surviving Corporation pursuant to, and in accordance with, Article IX hereof.

         7.9. [INTENTIONALLY OMITTED]

         7.10. ACCESS TO INFORMATION; CONFIDENTIALITY.

              (a) During the Pre-Closing Period, the Company shall afford to the Parent and to its officers, employees and agents complete access at all reasonable times to such officers, employees, agents, properties, books, records and contracts, and shall furnish to the Parent such financial, operating and other data and information as the Parent may reasonably request.

              (b) Within 15 days after the end of each month ending prior to the Closing, beginning with January, 2001, the Company shall furnish to the Parent an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company and the Subsidiaries.

              (c) During the Pre-Closing Period, the Company shall promptly deliver to the Parent supplemental information in writing concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement made by the Company or contained in the Company Disclosure Schedule inaccurate or incomplete in any material respect at any time during the Pre-Closing Period. No such supplemental information shall be deemed to cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Company Disclosure Schedule; provided that nothing in this subsection shall extend or alter the date at which any representation or warranty is made pursuant to this Agreement.

              (d) During the Pre-Closing Period, the Parent shall promptly deliver to the Company supplemental information in writing concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty in this Agreement made by Parent inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing Date. No such supplemental information shall be deemed to cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement; provided that nothing in this subsection shall extend or alter the date at which any representation or warranty is made pursuant to this Agreement.

         7.11. PUBLICITY. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the applicable rules of any stock exchange if it has used commercially reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

         7.12. ADVICE OF CHANGES. Each party shall promptly advise the other party hereto of any change or event (i) having a Company Material Adverse Effect or a Parent Material Adverse

Effect, as the case may be, or (ii) which such party believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

         7.13. RESTRICTED SECURITIES.

              (a) The Merger Shares and any shares of capital stock or other securities received with respect thereto (collectively, the "RESTRICTED SECURITIES") shall not be sold, transferred, assigned, pledged, encumbered or otherwise disposed of (each, a "TRANSFER") except upon the conditions specified in this Section 7.13, which conditions are intended to insure compliance with the provisions of the Securities Act.

              (b) Each certificate representing Restricted Securities issued to a holder of such certificate and each certificate for such securities issued to subsequent transferees of any such certificate shall be stamped or otherwise imprinted with a legend in substantially the following form:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM. ADDITIONALLY, THE TRANSFER OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN SECTION
                  7.13 OF THE AGREEMENT AND PLAN OF MERGER DATED AS OF FEBRUARY 15, 2001 AMONG INVERNESS MEDICAL TECHNOLOGY, INC., LXN ACQUISITION CORP. AND LXN CORPORATION."

              (c) Prior to any Transfer of Restricted Securities, the holder thereof shall give written notice to the Parent of such holder's intention to effect such Transfer and to comply in all other respects with the provisions of this Section 7.13. Each such notice shall describe the manner and circumstances of the proposed Transfer and, if not being made pursuant to an effective registration statement under the Securities Act, shall be accompanied by the written opinion, addressed to the Parent, of counsel for the holder of such Restricted Securities, stating that in the opinion of such counsel (which opinion shall be reasonably satisfactory to the Parent) such proposed transfer does not involve a transaction requiring registration or qualification of such Restricted Securities under the Securities Act or the securities or "blue sky" laws of any relevant state of the United States. The holder thereof shall thereupon, with the written consent of the Parent, be entitled to Transfer such Restricted Securities in accordance with the terms of the notice delivered by it to the Parent. Each certificate or other instrument evidencing the securities issued upon the Transfer of any such Restricted Securities (and each certificate or other instrument evidencing any untransferred balance of such Restricted Securities) shall bear the legend set forth in Section 7.13(b) unless (x) in the opinion of counsel of Parent registration of any future Transfer is not required by the applicable provisions of the Securities Act or (y) the Parent shall have waived the requirement of such legends. No holder shall Transfer any Restricted Securities until such opinion of counsel has been given (unless waived by the Parent).

              (d) Notwithstanding the foregoing provisions of this Section 7.13, the restrictions imposed by this Section 7.13 upon the transferability of Restricted Securities shall not apply during any period when (i) any such shares are sold or otherwise disposed of pursuant to an effective registration statement under the Securities Act or as otherwise contemplated by Section 7.13(c) and, pursuant to Section 7.13(c), the securities so transferred are not required to bear the legend set forth in Section 7.13(c) or (ii) the holder of such Restricted Securities has met the requirements for Transfer of such Restricted Securities pursuant to Rule 144 of the Securities Act. Whenever the restrictions imposed by this Section 7.13 shall terminate, as herein provided, the holder of Restricted Securities as to which such restrictions have terminated shall be entitled to receive from Parent, without expense, a new certificate not bearing the restrictive legend set forth in Section 7.13(b) and not containing any other reference to the restrictions imposed by this Section
7.13. The Parent, at its discretion, may cause stop transfer orders to be placed with its transfer agent with respect to certificates for Restricted Securities owned by a holder but not as to certificates for such shares of Parent Common Stock as to which the legend set forth in paragraph (b) of this Section 7.13 is no longer required because one or more of the conditions set forth in Section 7.13(d) shall have been satisfied.

         7.14. COMMERCIALLY REASONABLE EFFORTS. For purposes of this Agreement, the obligations of Parent and the Company to use their commercially reasonable efforts to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to an adverse modification of the terms of such documents or to prepay or incur additional obligations to such other parties or, in the case of the approval of any Governmental Entity, to agree to any adverse conditions or requirements. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent and the Company shall take all such necessary action.

         7.15. RELEASES. The Company shall prior to the Closing obtain, at no cost to Parent, Merger Co. or the Company (other than amounts to be paid as Merger Consideration), releases, in the form of EXHIBIT C (Release of Capital Stock Holders) and/or EXHIBIT D (Release of Capital Stock Equivalent Holders), as the case may be, from (i) each person or entity set forth on SCHEDULE 7.15 hereto, and (ii) each person or entity who holds a warrant or warrants (including Company Warrants), exercisable for shares of Company Capital Stock. Without limiting the foregoing, the Company shall take all actions necessary to cause the Surviving Corporation, immediately after the Effective Time, to be wholly-owned by Parent and to be absent of any option, warrant, right or other agreement, security or instrument exercisable for, or convertible into, shares of capital stock of the Company or the Surviving Corporation except as may exist immediately prior to the Effective Time with respect to Merger Co. or as otherwise created by Parent.

         7.16. NET OPERATING LOSSES. Without limiting the other obligations set forth in this Agreement, the Company shall, and shall cause its employees, agents, advisors, and accountants to, cooperate with Parent and Arthur Andersen LLP in connection with their review of the Company's net operating losses (including current and carryforwards), including without limitation, making such documents, records, persons, and other materials accessible to such independent accountants as promptly as possible to enable them to complete such review as promptly as practicable after the date hereof. The fees and expenses of Arthur Andersen LLP shall be borne by Parent.

         7.17. [INTENTIONALLY OMITTED]

         7.18. REGISTRATION RIGHTS.

              (a) After the Closing Date, subject to the terms and conditions of this Section 7.18, Parent shall use commercially reasonable efforts to qualify and remain qualified to register for resale the Qualified Shares (as defined in Section 7.18(g) below) on behalf of the holders thereof (the "SELLING SHAREHOLDERS") on a registration statement on Form S-3 (or any successor form) under the Securities Act (the "REGISTRATION STATEMENT"). Parent shall use commercially reasonable efforts to cause the Registration Statement to be filed with the SEC as soon as reasonably practicable after the Closing Date, but in any event within thirty (30) days after the Closing Date, and to cause the Registration Statement to be declared effective as soon as reasonably practicable after the filing thereof. Upon receipt of any notice (a "SUSPENSION NOTICE") from Parent of the happening of any event which makes any statement made or incorporated in the Registration Statement or related prospectus untrue or which requires the making of any changes in such Registration Statement or prospectus (or the information incorporated therein) so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading, each holder of Qualified Shares registered under such Registration Statement shall forthwith discontinue disposition of Qualified Shares pursuant to such Registration Statement until such holder's receipt of the copies of the supplemented or amended prospectus or until it is advised in writing (the "ADVICE") by Parent that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus. In the event that Parent shall give any Suspension Notice, Parent shall use commercially reasonable efforts and take such actions as are reasonably necessary to render the Advice and end the suspension period as promptly as practicable. Notwithstanding the foregoing, in no event shall the aggregate number of days in which a Suspension Notice or Suspension Notices are in effect exceed an aggregate of thirty (30) days in any six (6) month period. Notwithstanding anything to the contrary provided in this
Section 7.18, Parent shall not have any obligation to maintain the Registration Statement or keep it effective to permit the resale of any Qualified Shares on a delayed or continuous basis pursuant to Rule 415 of the Securities Act from and after such time as all of the Qualified Shares may be sold by the holders thereof pursuant to Rule 144 of the Securities Act. No Merger Shares other than Qualified Shares will be registered for resale pursuant to this Section 7.18, unless Parent so elects in its sole discretion.

              (b) Parent agrees to indemnify and hold harmless each Selling Shareholder and each person, if any, who controls such Selling Shareholder within the meaning of the Securities Act (a "SELLING SHAREHOLDER AFFILIATE"), from and against any losses, claims, damages or liabilities to which such Selling Shareholder or Selling Shareholder Affiliate may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any failure by Parent to fulfill any undertaking included in the Registration Statement (each, a "VIOLATION"), and Parent will pay, as incurred, any reasonable legal or other expenses reasonably incurred by any person entitled to be indemnified pursuant to this Section 7.18(b) in connection with investigating, defending or preparing to defend any action, proceeding or claim relating to such Violation; PROVIDED, HOWEVER, that the indemnity contained in this Section 7.18(b) shall not apply to any amounts paid by, or on behalf of, a Selling Shareholder or a Selling Shareholder Affiliate in settlement of any such loss, claim, damage or liability if such settlement is effected without the consent of Parent (which consent shall not be unreasonably withheld), nor shall Parent be liable to a Selling Shareholder or a Selling Shareholder Affiliate in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such Registration Statement by such Selling Shareholder.

              (c) Each Selling Shareholder agrees to indemnify and hold harmless Parent (and each person, if any, who controls Parent within the meaning of the Securities Act, each officer of Parent who signs the Registration Statement and each director of Parent) and any underwriter, any other stockholder selling shares of Parent Common Stock in such Registration Statement and any controlling person of any such underwriter or other stockholder, from and against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any Violation, in each case to the extent that such Violation occurs in reliance upon and conformity with written information furnished by such Selling Shareholder expressly for use in connection with such Registration Statement, and each Selling Shareholder will pay, as incurred, any reasonable legal or other expenses reasonably incurred by any person entitled to be indemnified pursuant to this Section 7.18(c) in connection with investigating, defending or preparing to defend any action, proceeding or claim relating to such Violation; PROVIDED, HOWEVER, that the indemnity contained in this Section 7.18(c) shall not apply to any amounts paid in settlement of any such loss, claim, damage or liability if such settlement is effected without the consent of the Selling Shareholder (which consent shall not be unreasonably withheld); and provided further that, in no event shall any indemnity under this Subsection 7.18(c) exceed the net proceeds from the sale of shares of Parent Common Stock sold under such Registration Statement received by such Selling Shareholder, except in the case of willful fraud by such Selling Shareholder.

              (d) If the indemnification provided for in Section 7.18(b) or (c) from the indemnifying person is held by a court of competent jurisdiction to be unavailable to an indemnified person hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein, then the indemnifying person, in lieu of indemnifying such indemnified person, shall contribute to the amount paid or payable by such indemnified person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying person and indemnified persons in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying person and indemnified persons shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact, has been made by, or relates to information supplied by, such indemnifying person or indemnified persons, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action.

              (e) Parent shall comply with the requirements of AMEX for listing the Merger Shares on AMEX prior to or concurrent with the effectiveness of the Registration Statement.

              (f) The obligations of Parent and the Selling Shareholders under this Section 7.18 shall survive the completion of any offering of Qualified Shares in a Registration Statement under this Section 7.18 and otherwise.

              (g) For purposes of this Agreement, the term "QUALIFIED SHARES" shall mean those shares of Parent Common Stock received by a Company Stockholder in the Merger (i) which Company Stockholder has completed and delivered to Parent a release of claims in the form attached hereto as EXHIBIT C (Release of Capital Stock Holders) and/or EXHIBIT D (Release of Capital Stock Equivalent Holders), as applicable, and (ii) which are held by such Company Stockholder or a transferee permitted under this Agreement and applicable law other than a Company Stockholder who received shares of Parent Common Stock in the Merger but did not execute and deliver to Parent a release in the form referred to above.

              (h) Parent may require a Selling Shareholder to complete a Selling Shareholder questionnaire. Further, any Selling Shareholder will be required to execute and deliver to Parent a Selling Shareholder Registration Rights Agreement in the form set forth as EXHIBIT G hereto and will be required to agree to provide Parent with written notice when all Qualified Shares held by such Selling Shareholder have been sold, transferred or otherwise disposed of by such Selling Shareholder prior to including any such Selling Shareholder's Qualified Shares in the Registration Statement.

              7.19. PAYMENT OF TRANSACTION EXPENSES. Parent shall, at the Closing, pay all Transaction Expenses (including the employee bonuses described in Section 7.20 hereof) to any third party to whom such Transaction Expenses are then owned; provided that (i) the Company has directed such payment in writing (including the recipient's name, address, taxpayer identification number, the nature of such expense and an invoice setting forth the full amount owed to such recipient and stating that payment of such amount will pay such recipient in full for all amounts then owed to such recipient), and (ii) such payments shall reduce the number of shares of Parent Common Stock to be issued by Parent in the Merger to Company Stockholders as contemplated by Section 7.8.

              7.20. PAYMENT OF EMPLOYEE BONUSES. Parent shall, at or prior to the Closing, pay such amounts to such persons as are required under the Company's Incentive Bonus Plan, less any amounts required by applicable law to be withheld as provided in the Company's Incentive Bonus Plan; provided that (i) the Company has directed such payment in writing (including the recipient's name, address and taxpayer identification number), (ii) such payments shall reduce the number of shares of Parent Common Stock to be issued by Parent in the Merger to Company Stockholders as contemplated by Section 7.8, and (iii) for those recipients set forth on SCHEDULE 7.20 hereof, each recipient has executed and delivered a release in the form of EXHIBIT C or EXHIBIT D hereto, as specified on such Schedule.

         7.21. EMPLOYEE BENEFITS. Parent agrees that any employee of the Company who becomes employed by the Parent or continues employment with the Surviving Corporation immediately after the Effective Time ("CONTINUING EMPLOYEES") shall, to the extent the Company's existing plans do not remain in effect, be eligible to participate in Parent's retirement, health, vacation and other employee benefit plans to substantially the same extent as employees of Parent located in the United States in similar positions and at similar grade levels. With respect to such benefits and to the extent permitted under the applicable employee benefit plans of Parent, credit for service accrued by Continuing Employees (and eligible dependents) for employment with the Company prior to the Effective Time shall be recognized (except to the extent necessary to prevent duplication of benefits), any pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under a similar or corresponding employee plan of the Company) and eligibility waiting periods applicable to any Continuing Employee under any group health plan shall be waived, and employees shall be given credit for amounts paid under any employee plan of the Company during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable employee plan of the Company. Nothing in this Section 7.21 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other subsidiary of Parent and, subject to any other binding written agreement between an employee and Parent or the Surviving Corporation, the employment of each Continuing Employee shall be "at will" employment.

         7.22. DIRECTOR AND OFFICER MATTERS. All rights to indemnification and exculpation existing in favor of those persons on or prior to the Effective Time who were directors or executive officers of the Company prior to the Effective Time for acts and omissions occurring prior to the Effective Time, as provided in the Company Charter and Company Bylaws (as in effect as of the date of this Agreement) shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent available under Delaware law for a period of six (6) years from the Effective Time.

         7.23. COMPANY STOCK OPTION PLANS; 401(K) PLAN. Promptly after the execution of this Agreement, the Company shall cause the Administrator of the Company Stock Option Plan to terminate all outstanding options granted under the Company Stock Option Plan, including, but not limited to, provision of notice to each optionee that his or her option will not be assumed or substituted in the Merger, that each Company Stock Option Plan option shall become fully vested and remain exercisable for a period of 15 days following the date of such notice and that the option shall terminate upon the expiration of such 15-day period. The Company covenants that such action on the part of the Administrator shall result in the termination on or before the Closing Date of all options granted under the Company Stock Option Plan and will result in the termination of the Company Stock Option Plan. The Board of Directors of the Company shall terminate the Company Stock Option Plan effective as of the Closing Date. In respect of any options granted by the Company that have not been granted under the Company Stock Option Plan, the Company shall take whatever steps are necessary to terminate any such option on or before the Closing Date. Upon the request of Parent, the Company Board will take all such action as is necessary to terminate the LXN Corporation 401(k) Plan on a date prior to the Closing.


                    ARTICLE VIII - CONDITIONS TO THE MERGER

         8.1. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO EFFECT THE ACQUISITION. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver, where permissible, at or prior to the Closing Date, of each of the following conditions:

              (a) STOCKHOLDER APPROVAL. This Agreement, the Merger, and, if required by applicable law or the Company Charter or Company Bylaws, the other Transactions shall have been approved and adopted by the requisite vote of the Company Stockholders.

              (b) HART-SCOTT-RODINO ACT. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

              (c) NO INJUNCTIONS, ORDERS OR RESTRAINTS; ILLEGALITY. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission (an "INJUNCTION") nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect which would (i) make the consummation of the Merger illegal, or (ii) otherwise restrict, prevent or prohibit the consummation of any of the Transactions, including the Merger.

         8.2. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger are further subject to the fulfillment or waiver, where permissible, at or prior to the Closing Date of each of the following conditions:

              (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Parent set forth in Article VI of this Agreement shall be true and correct in all material respects as of the date of this Agreement. Each of the representations and warranties of Parent set forth in Article VI of this Agreement shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing date, except for such representations and warranties as are made as of a specified date and except for such inaccuracies as do not, individually or in the aggregate, have a Parent Material Adverse Effect. Solely for purposes of determining the accuracy of the representations and warranties, pursuant to the second sentence of this Section 8.2(a), any "Parent Material Adverse Effect" qualification or other materiality qualification contained in any such representation and warranty shall be disregarded.

              (b) PERFORMANCE OF OBLIGATIONS OF PARENT. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement, including, without limitation, the covenants contained in Article VII hereof.

              (c) OFFICERS' CERTIFICATE. The Company shall have received a certificate of the Chief Executive Officer or President and the Vice President of Finance of Parent, dated the Closing Date, to the effect that the statements set forth in paragraphs (a), (b) and (f) of this Section 8.2 are true and correct (the "Parent Certificate").

              (d) CONSENTS, APPROVALS, ETC. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required to be made or obtained by Parent and the Parent Subsidiaries and affiliated entities in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration, could not reasonably be expected to have a Parent Material Adverse Effect.

              (e) OPINION. The Company shall have received a written opinion from counsel to the Parent and the Merger Co. in the form set forth on EXHIBIT E attached hereto, addressed to the Company and dated as of the Closing.

              (f) LEGAL PROCEEDINGS. No Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) have a Parent Material Adverse Effect, or (iv) require the Company or the Parent, upon consummation of any of the transactions contemplated by this Agreement, to hold separate or dispose of any of the assets of the Company or the Parent or impose limitations on the ability of the Merger Co. to control in any respect the business, assets or operations of the Company, and no such judgment, order, decree, stipulation or injunction shall be in effect.

              (g) SECRETARY'S CERTIFICATE. The Company shall have received a certificate from the Secretary of the Parent, dated as of the Closing Date, certifying as to the Parent's Certificate of Incorporation, Bylaws, the incumbency of officers and directors of the Parent, and the resolutions adopted by the Board of Directors of the Parent approving the Agreement and the Merger.

              (h) ESCROW AGREEMENT. The Parent and the Escrow Agent each shall have executed and delivered the Escrow Agreement in the form set forth as EXHIBIT A attached hereto.

              (i) TRANSACTION EXPENSES. Parent shall have paid or caused to be paid the Transaction Expenses as and to the extent set forth in Section 7.19.

              (j) PAYMENT OF EMPLOYEE BONUSES. Parent shall have paid or caused to be paid the Employee Bonuses as and to the extent set forth in Section 7.20 hereof.

         8.3. CONDITIONS TO OBLIGATIONS OF PARENT. The obligations of Parent and Merger Co. to effect the Merger are further subject to the fulfillment or waiver, where permissible, at or prior to the Closing Date of each of the following conditions

              (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company set forth in Article V of this Agreement shall be true and correct in all material respects as of the date of this Agreement. Each of the representations and warranties of Company set forth in Article V of this Agreement shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing date, except for such representations and warranties as are made as of a specified date and except for such inaccuracies as do not, individually or in the aggregate, have a Company Material Adverse Effect. Solely for purposes of determining the accuracy of the representations and warranties, pursuant to the second sentence of this Section 8.3(a), any "Company Material Adverse Effect" qualification or other materiality qualification contained in any such representation and warranty shall be disregarded.

              (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement, including, without limitation, the covenants contained in Article VII hereof.

              (c) OFFICERS' CERTIFICATE. Parent shall have received a certificate of the Chief Executive Officer or President or the Controller of the Company to the effect that the statements set forth in paragraphs (a), (b) and
(e) of this Section 8.3 are true and correct (the "Company Certificate").

              (d) CONSENTS, APPROVALS, ETC. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties (other than the Certificate of Merger) required to be made or obtained by the Company and affiliated entities in connection with the execution, delivery and performance of this Agreement (i) set forth in Section 5.6 of the Company Disclosure Schedule, or (ii) the absence or failure of which has had or could reasonably be expected to have a Company Material Adverse Effect, shall have been obtained or made.

              (e) LEGAL PROCEEDINGS. No Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) have a Company Material Adverse Effect, or (iv) require the Company or the Parent, upon consummation of any of the transactions contemplated by this Agreement, to hold separate or dispose of any of the assets of the Company or the Parent or impose limitations on the ability of the Merger Co. to control in any respect the business, assets or operations of the Company, and no such judgment, order, decree, stipulation or injunction shall be in effect.

              (f) SECRETARY'S CERTIFICATE. The Parent shall have received a certificate from the Secretary of the Company, dated as of the Closing Date, certifying as to the Company's Certificate of Incorporation, Bylaws, the incumbency of officers and directors of the Company, and the resolutions adopted by the Board of Directors and Stockholders of the Company approving the Agreement and the Merger.

              (g) ESCROW AGREEMENT. The Shareholder Representative and the Escrow Agent each shall have executed and delivered the Escrow Agreement in the form set forth as EXHIBIT A attached hereto.

              (h) OPINION. Parent shall have received a written opinion from counsel to the Company in the form as set forth on EXHIBIT F attached hereto, addressed to Parent and Merger Co. and dated as of the Closing Date.

              (i) LOAN AGREEMENT. The Company shall not be in breach of the Loan Agreement or the Security Agreements (as defined in the Loan Agreement).

              (j) [Intentionally Omitted].

              (k) RESIGNATIONS. The Company shall have delivered to Parent the resignations of all of the officers (as to his or her office, but not as to his or her employment by the Company) and Directors of the Company, such resignations to be effective at the Effective Time.

              (l) RELEASES. The Company shall have delivered to Parent releases as set forth in Section 7.15 hereof signed by the persons contemplated by such Section.

              (m) CAPITAL STOCK EQUIVALENTS. The Company Stock Option Plan, all Company Options or other awards issued thereunder, all Company Options issued outside of the Company Stock Option Plan and all Company Warrants shall have terminated at or prior to the Effective Time and the Company shall have delivered evidence satisfactory to the Parent (including certificates of officers or an opinion of counsel with respect thereto).

                          ARTICLE IX - INDEMNIFICATION

         9.1. INDEMNIFICATION BY THE COMPANY. The shares of Parent Common Stock held in the Escrow Account shall be used to indemnify the Parent, Merger Co., the Surviving Corporation and each of their officers, directors, agents, and each person, if any, who controls or may control the Parent within the meaning of the Securities Act (each a "PARENT INDEMNIFIED PARTY" and collectively, the "PARENT INDEMNIFIED PARTIES") in respect of, and hold them harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid to enforce the provisions of this Article IX or the Escrow Agreement and amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation associated therewith) ("DAMAGES") incurred or suffered by any of the foregoing parties resulting from, relating to or constituting:

              (a) fraud, intentional misrepresentation or a deliberate or willful breach by the Company of any of its representations, warranties or covenants under this Agreement, any ancillary agreements or the certificates delivered by the Company to Parent and/or Merger Co. hereunder;

              (b) any other misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement, any ancillary agreements or the certificates delivered by the Company to Parent and/or Merger Co. hereunder, or by reason of any claim, action or proceeding asserted or instituted arising out of any matter constituting a breach of such representations, warranties or covenants;

              (c) any claim by a stockholder (or holder of a Capital Stock Equivalent) or former stockholder (or former holder of a Capital Stock Equivalent) of the Company (including any claim for appraisal or similar rights to the extent in excess of the Merger Consideration, if any, to which such person would be entitled under Section 3.1 of this Agreement), or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of Company Capital Stock; (ii) any rights of a stockholder or, if applicable, holder of a Capital Stock Equivalent, in each case as a holder thereof, including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Company Charter or Company Bylaws and which claims under clauses (i), (ii) or (iii) relate to (w) any such person's interest or claim of an interest in the Company, (x) this Agreement,
(y) the Merger, or (z) the other Transactions (including in each case with respect to the negotiation, execution and/or performance hereof or the negotiation or failure to negotiate or enter into a transaction with another party in lieu of the Merger or the other Transactions);

              (d) any claim by a third party with respect to a Transaction Expense; and

              (e) any claim by any officer or director or former officer or director of the Company for or with respect to indemnification by or contribution from the Surviving Corporation under applicable law or the Company Charter or Company Bylaws.

         9.2. INDEMNIFICATION BY PARENT. The Parent shall indemnify the Company Stockholders and each of their respective officers, directors, agents and each person, if any, who controls or may control such Company Stockholder within the meaning of the Securities Act (each a "COMPANY INDEMNIFIED PARTY" and collectively, the "COMPANY INDEMNIFIED PARTIES") in respect of, and hold them harmless against, any and all Damages incurred or suffered by any of them resulting from, relating to or constituting:

              (a) fraud, intentional misrepresentation or a deliberate or willful breach by the Parent or Merger Co. of any of their representations, warranties or covenants under this Agreement, any ancillary agreement or the certificates delivered by Parent to the Company;

              (b) any other misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Parent contained in this Agreement, any ancillary agreement or the certificate delivered by the Parent to the Company hereunder, or by reason of any claim, action or proceeding asserted or instituted arising out of any matter or thing constituting a breach of such representations, warranties or covenants;

              (c) any claim, action or proceeding asserted or instituted against the Company, or any of its properties or assets, by any third party for damages suffered by such third party by reason of or resulting from the ownership or operation of the Company or its assets after the Closing or any actions taken or omitted to be taken by Parent or Merger Co. after the Closing; and

              (d) in the event the transactions contemplated hereby are revised by Parent pursuant to Section 1.6, any claim by the Company for Damages suffered from any liability of the Company that would have become a liability of the Surviving Corporation pursuant to Section 259 of the DGCL but for the fact that the transactions contemplated hereby were effected in any manner other than as contemplated by the Recitals contained in this Agreement and Section 1.1; provided that any such liability would not give or have given rise to a right of indemnification of a Parent Indemnified Party under Section 9.1 hereof.

         9.3. INDEMNIFICATION CLAIMS.

              (a) A party entitled, or seeking to assert rights, to indemnification under this Article IX (an "INDEMNIFIED PARTY") shall give written notification (a "NOTIFICATION OF SUIT") to the party from whom indemnification is sought (an "INDEMNIFYING PARTY") of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article IX may be sought. Such Notification of Suit shall be given within 30 business days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 30 days after delivery of such Notification of Suit, the Indemnifying Party (through the Indemnification Representative in the event the Indemnified Party is a Parent Indemnified Party) may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding if, but only if, the Indemnifying Parties acknowledge in writing their obligation to indemnify the Indemnified Parties hereunder against any Damages that such Indemnified Parties incur or have incurred in connection with such third party claim; provided that the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the "NON-CONTROLLING PARTY") may participate therein at its own expense. The party controlling such defense (the "CONTROLLING PARTY") shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

              (b) In order to seek indemnification under this Article IX, an Indemnified Party shall give written notification (a "CLAIM NOTICE") to the Indemnifying Party which contains (i) a description and the amount (the "CLAIMED AMOUNT") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article IX for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Damages. If the Indemnified Party is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

              (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "RESPONSE") in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount; (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "AGREED AMOUNT"); or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party agrees that the Indemnified Party is entitled to receive all of the Claimed Amount, the Indemnifying Party shall deliver to the Indemnified Party with the Response either a payment for the Claimed Amount, by check or by wire transfer, or, if the Indemnified Party is a Parent Indemnified Party, deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice instructing the Escrow Agent to distribute to the Parent such number of Escrow Shares as have an aggregate Escrow Value (as defined below) equal to the Claimed Amount. If the Indemnifying Party agrees that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount, the Indemnifying Party shall deliver to the Indemnified Party with the Response either a payment for the Agreed Amount, by check or by wire transfer, or, if the Indemnified Party is a Parent Indemnified Party, deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice instructing the Escrow Agent to distribute to the Parent such number of Escrow Shares as have an aggregate Escrow Value equal to the Agreed Amount. If the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 9.3(d) for the resolution of such dispute (a "DISPUTE"). For purposes of this Article IX, the "ESCROW VALUE" of any Escrow Shares delivered in satisfaction of an indemnity claim shall be the average of the last reported sale prices per share of the Parent Common Stock on the AMEX over the ten consecutive trading days ending on the last trading day before the date of determination (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Parent Common Stock since the beginning of such ten-day period), multiplied by the number of such Escrow Shares.

              (d) During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be nonbinding or binding upon the parties, as they agree in advance) (the "ADR PROCEDURE"). In the event the Indemnifying Party and the Indemnified Party agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the "ADR SERVICE"), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this
Section 9.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnifying Party and the Indemnified Party agree to pursue an ADR Procedure, neither the Indemnifying Party nor the Indemnified Party may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnifying Party and the Indemnified Party shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Party, the Indemnified Party or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the Indemnifying Party and the Indemnified Party shall be shared equally by the Indemnifying Party and the Indemnified Party. If the Indemnified Party is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, pursuant to an ADR Procedure, as a result of a judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares shall be distributed to the Parent or the Company Stockholders (which notice shall be consistent with the terms of the resolution of the Dispute).

              (e) Notwithstanding the other provisions of this Section 9.3, if a third party asserts (other than by means of a lawsuit) that a party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such party may be entitled to indemnification pursuant to this Article IX, and such party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such party may subsequently make a claim for indemnification in accordance with and subject to the provisions of this Article IX, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article IX, for any such Damages for which it is entitled to indemnification pursuant to this Article IX (subject to the right of the Indemnifying Party to dispute such party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this
Article IX).

         9.4. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement, the Company Certificate or the Parent Certificate shall (a) survive the Closing and any investigation at any time made by or on behalf of an Indemnified Party and (b) shall expire on the date two years following the Closing Date. Each Party's indemnification obligations with respect to representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement shall terminate when the applicable representation, warranty, covenant or obligation terminates pursuant to this Section; provided, however, that if an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation, warranty, covenant or obligation, either a Claim Notice based upon a breach of such representation, warranty, covenant or obligation, or a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages as a result of a breach of such representation, warranty, covenant or obligation, (an "EXPECTED CLAIM NOTICE"), then such representation, warranty, covenant or obligation shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively and finally withdrawn or resolved, the Indemnified Party shall promptly so notify the other party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Shares have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Shares to the Company Stockholders and/or the Parent, as may be applicable, in accordance with the terms of the Escrow Agreement.

         9.5. LIMITATION.

                  (a) The Escrow Agreement, and the Escrow Shares held in escrow pursuant thereto, are intended to provide indemnification to the Parent Indemnified Parties under this Agreement. The rights of the Parent under this
Article IX shall be limited to the Escrow Shares (and any proceeds thereof) and the Escrow Shares (and any proceeds thereof) shall be the exclusive means for the Parent to enforce such rights.

              (b) No Parent Indemnified Party shall have any claim for indemnification with respect to any matter described in Section 9.1(b), except for the payment of Transaction Expenses pursuant to Section 7.8 hereof, unless and until the aggregate amount of all claims made by Parent Indemnified Parties (or a single Parent Indemnified Party) pursuant to Section 9.1(b) exceeds $100,000, at which time such Parent Indemnified Party (and any successive Parent Indemnified Party) shall have the right to claim for all Damages (subject to the second sentence of Section 9.5(a) hereof) relating to such claim; provided, however, that this Section 9.5(b) shall not apply to any intentional breach by the Company of any covenant or obligation, and the Company shall be liable for all Damages with respect to such breaches.

              (c) No Parent Indemnified Party shall have any liability for indemnification with respect to any matter described in Section 9.2, unless and until the aggregate amount of all such claims against the Parent Indemnified Parties exceeds $100,000, at which time the Parent Indemnified Parties shall be required to indemnify the Company for all Damages (up to the aggregate Escrow Value of the Escrow Shares as of the Effective Time.

         9.6. REMEDIES. Notwithstanding anything contained in this Agreement to the contrary, from and after the Closing, the provisions of this Article IX shall be the sole recourse of the parties hereto, or any affiliate thereof, for any breach, misrepresentation or other matters relating to or arising in connection with this Agreement and any of the agreements, documents or instruments executed and delivered in connection herewith and any of the Transactions contemplated hereby, and such recourse is explicitly limited to the amounts, time and other limits set forth in Sections 9.4, 9.5 and 9.7 hereof and the claims referred to in Section 9.1 and Section 9.2 hereof.

         9.7. NO INDEMNIFICATION BY OR CONTRIBUTION FROM SURVIVING CORPORATION. In no event shall the Surviving Corporation, as successor to the Company, have any obligation to indemnify for, contribute to or otherwise share in the obligation to indemnify any Parent Indemnified Party under this Article IX or the Escrow Agreement. Any and all claims made by any Parent Indemnified Party shall be satisfied from the Escrow Account, and the Surviving Corporation shall have no obligation with respect to such claim to any person including any former holder of any equity interest in the Company.

                 ARTICLE X - TERMINATION, AMENDMENT AND WAIVER

         10.1. TERMINATION. This Agreement may be terminated and abandoned at any time prior to the Closing Date, whether before or after the approval of matters presented in connection with the Merger by the Company Stockholders:

              (a) by the mutual written consent of Parent and the Company.

              (b) by either of Parent or the Company:

                   (i) if any required approval of the Company Stockholders that is a condition to the obligations of Parent or the Company under
         Section 8.1 of this Agreement shall not have been obtained by reason of the failure to obtain the required vote for each series or class of Company Stockholders (A) at a duly held meeting of Company Stockholders or at any adjournment thereof, or (B) by means of one or more valid written consents of the Company Stockholders in lieu of such meeting; or

                   (ii) if any Governmental Entity shall have issued an Injunction or taken any other action (which Injunction or other action the parties hereto shall use their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the Merger; or

                   (iii) if, without any material breach by the terminating party of its obligations under this Agreement, the Merger shall not have occurred on or before March 31, 2001; provided, however, that neither Parent nor the Company shall terminate this Agreement prior to March 31, 2001 if the Merger has not occurred by reason of the pendency of a non-final Injunction, and Parent and the Company shall use their best efforts through March 31, 2001 to have any such Injunction stayed or reversed.

              (c) by the Company if Parent shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach either individually or in the aggregate with other such breaches would be reasonably likely to have a Parent Material Adverse Effect and which breach has not been cured within fifteen (15) days after the giving of written notice to Parent of such breach.

              (d) by Parent if the Company shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach either individually or in the aggregate with other such breaches would be reasonably likely to have a Company Material Adverse Effect and which breach has not been cured within fifteen (15) days after the giving of written notice to the Company of such breach.


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

         10.2. EFFECT OF TERMINATION. All obligations of the parties hereunder shall cease upon any termination pursuant to Section 10.1; provided, however, that: (a) the provisions of Section 7.10, Section 7.11, Article X and Article XI hereof shall survive any termination of this Agreement; and (b) nothing herein shall relieve any party from any liability for a material error or omission in any of its representations or warranties contained herein or a material failure to comply with any of its covenants, conditions or agreements contained herein.

         10.3. AMENDMENT. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the Company Stockholders, but in any event following authorization by the Parent Board and the Company Board; provided, however, that after any such stockholder approval, no amendment shall be made which by law requires further approval by the stockholders without obtaining such approval.

         10.4. EXTENSION; WAIVER. At any time prior to the Closing, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                        ARTICLE XI - GENERAL PROVISIONS

         11.1. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by telecopier or sent by prepaid overnight carrier to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

              (a)          if to Parent or Merger Co.:

                           Inverness Medical Technology, Inc.
                           200 Prospect Street
                           Waltham, Massachusetts  02453
                           Attn: Chief Executive Officer
                           Telecopy No:  (781) 647-3939
                           with a copy to:

                           Goodwin Procter  LLP
                           Exchange Place
                           Boston, Massachusetts  02109
                           Attn:    Stephen W. Carr, P.C.
                                    Scott F. Duggan, Esq.
                           Telecopy No.:  (617) 523-1231

              (b)          if to the Company:

                           LXN Corporation
                           6325 Lusk Boulevard
                           San Diego, California  92121
                           Attn:    Chief Executive Officer
                           Telecopy No.:  (858) 546-7505

                           with a copy to:

                           Cooley Godward LLP
                           4365 Executive Drive, Suite 1100
                           San Diego, California  92121
                           Attn:    Carl R. Sanchez, Esq.
                                    Christopher J. Kearns, Esq.
                           Telecopy No.: (858) 453-3555

         11.2. INTERPRETATION. When a reference is made in this Agreement to subsidiaries of Parent or the Company, the word "Subsidiary" means any corporation 50% or more of whose outstanding voting securities, or any partnership, joint venture or other entity 50% or more of whose total equity interest, is directly or indirectly owned by Parent or the Company, as the case may be. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.3. MISCELLANEOUS. This Agreement (i) constitutes, together with the Confidentiality Agreement, the Parent Disclosure Schedule and the Company Disclosure Schedule, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (ii) shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns and is not intended to confer upon any other person (except as set forth below) any rights or remedies hereunder and (iii) may be executed in two or more counterparts which together shall constitute a single agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without having to post a bond therefor, to prevent or cure breaches of this Agreement and to enforce specifically the terms and provisions hereof in the

Delaware Courts (as hereinafter defined), this being in addition to any other remedy to which they are entitled at law or in equity.

         11.4. ASSIGNMENT. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.

         11.5. SEVERABILITY. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

         11.6. CHOICE OF LAW; CONSENT TO JURISDICTION. All disputes, claims or controversies arising out of this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of Parent, Merger Co. and the Company hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "DELAWARE COURTS") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in State of Delaware, each such party does hereby appoint The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, as such agent.

         11.7. INCORPORATION. The Parent Disclosure Schedule and the Company Disclosure Schedule and all Exhibits and Schedules attached hereto and thereto and referred to herein and therein respectively are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         11.8. PUBLICITY. Except as otherwise required by applicable law or the rules of AMEX, and as discussed in Section 7.11 hereof, neither Parent nor the Company shall, nor shall such entity authorize any of its officers, directors, stockholders, affiliates, agent or Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the Company, in the case of a proposed announcement or statement by Parent, or Parent, in the case of a proposed announcement or statement by the Company, which consent shall not be unreasonably withheld.

         11.9. THIRD PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                                  [End of Text]

         IN WITNESS WHEREOF, Parent, Merger Co. and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          INVERNESS MEDICAL TECHNOLOGY, INC.


                                          By: /s/ RON ZWANZIGER
                                              -------------------------------
                                              Name:  Ron Zwanziger
                                              Title: President and CEO


                                          LXN ACQUISITION CORP.


                                          By: /s/ RON ZWANZIGER
                                              -------------------------------
                                              Name:  Ron Zwanziger
                                              Title: President and CEO


                                          LXN CORPORATION


                                          By: /s/ MICHAEL A. BEEUWSAERT
                                              -------------------------------
                                              Name:  Michael A. Beeuwsaert
                                              Title: President and CEO